Exhibit 10.1

AMENDMENT NO. 2 TO REVOLVING CREDIT AND GUARANTY AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of June 25, 2026 by and among Allegiant Travel Company, a Nevada corporation (the “Borrower”), the guarantors party thereto (the “Guarantors”), Barclays Bank PLC and Deutsche Bank AG New York Branch (each a “Lender” and collectively, the “Lenders”) and Barclays Bank PLC, in its capacity as Administrative Agent (the “Administrative Agent”) amends the Revolving Credit and Guaranty Agreement, dated as of August 17, 2022 (as amended by that Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of December 5, 2025 by and among, inter alios, the Borrower, the Lenders and the Administrative Agent and as otherwise restated, supplemented, waived, or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors, the Lenders and the Administrative Agent.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Borrower has requested that the terms of the Credit Agreement be amended as set forth herein; and

WHEREAS, the Lenders have consented to the Administrative Agent entering into this Amendment and to the amendment of the terms of the Credit Agreement in accordance with Section 1 below.

NOW THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1.       Amendments to Credit Agreement.  As of the Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example:  ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example:  double underlined text) as so marked, as set forth in the conformed Credit Agreement, including the Exhibits thereto, attached as Exhibit A to this Amendment.

SECTION 2.      Conditions. This Amendment shall become effective on the date (the “Effective Date”) of the satisfaction of the following conditions precedent:

(a)         this Amendment shall have been duly authorized, executed and delivered by the party or parties thereto and shall be in full force and effect and executed counterparts shall have been delivered to the Administrative Agent and its counsel;

(b)         the representations and warranties of the parties hereto as set forth in the Credit Agreement shall be true and correct as of the date of this Amendment; provided, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date;

(c)        no Default or Event of Default shall have occurred and be continuing or would result from giving effect to the amendments contemplated by this Amendment;

(d)        the Administrative Agent shall have received an Officer's Certificate, dated the date of this Amendment, of the Borrower confirming compliance with the conditions set forth in clause (a) through (c) above; and

(e)        the Administrative Agent shall have received a written opinion addressed to the Administrative Agent and the Lenders and dated the date of this Amendment of (i) Robert Goldberg, Senior Counsel, Senior Vice President and Secretary of the Borrower, as to certain matters of Nevada law and (ii) Vedder Price P.C., special New York counsel to the Borrower and the Guarantors, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

SECTION 3.      Additional Guarantors. Each additional Guarantor identified on its signature page hereto (each an “Additional Guarantor”) hereby expressly assumes all of the obligations of a “Guarantor” under and pursuant to the terms the Credit Agreement and other Loan Documents, as amended hereby.

SECTION 4.       Amendment Limited. This Amendment is limited as specified herein and shall not, other than as expressly set forth herein, constitute a modification, acceptance or waiver of any other provision of the Credit Agreement. The terms and conditions of the Credit Agreement, as amended by this Amendment, constitute the entire agreement and understanding of the parties hereto with respect to its subject matter and supersede all oral communications and prior writings with respect thereto. The Credit Agreement and the other Loan Documents, as specifically amended by this Agreement, shall continue to be in full force and effect. This Agreement shall not constitute an amendment or waiver of any other provision of the Credit Agreement or the other Loan Documents not expressly referred to herein. Each Guarantor hereby acknowledges and consents to the amendment of the Credit Agreement to be effected pursuant to this Amendment and irrevocably and unconditionally confirms and agrees as of the date hereof that, notwithstanding the amendment of the Credit Agreement, the obligations of each Guarantor pursuant to Section 9 of the Credit Agreement shall continue in full force and effect and extend to the Guaranteed Obligations (as defined in the Credit Agreement) as the same shall be amended by virtue of the amendment of the Credit Agreement as contemplated under Section 1 hereof.

SECTION 5.        Loan Document. This Amendment shall be a Loan Document.

SECTION 6.       GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.      Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or .pdf electronic transmission shall be deemed to be an original signature hereto.

SECTION 8.       Effectiveness.  This Amendment shall become effective when signed by each Lender, each Guarantor, the Borrower and the Administrative Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered by its duly authorized officer as of the date first above written.

ALLEGIANT TRAVEL COMPANY, as Borrower

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President & Chief Financial Officer

Signature Page
Amendment No. 2

2
ALLEGIANT AIR, LLC, as a Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President & Chief Financial Officer

ALLEGIANT VACATIONS, LLC, as a Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: Executive Vice President and Chief Financial Officer

G4 PROPERTIES, LLC, as a Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President & Chief Financial Officer

G4 WORKS, LLC, as a Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President & Chief Financial Officer

AFH, INC., as a Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: Chief Financial Officer

SUNRISE ASSET MANAGEMENT, LLC, as a Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President & Chief Financial Officer

SUN COUNTRY AIRLINES HOLDINGS, LLC, as an Additional Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President
Signature Page
Amendment No. 2

2
SUN COUNTRY, INC., as an Additional Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: Chief Executive Officer

SCA ACQUISITION INTERMEDIATE, LLC, as an Additional Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President

SCA ACQUISITION, LLC, as an Additional Guarantor

By:	/s/ Robert J. Neal
Name: Robert J. Neal
Title: President

Signature Page
Amendment No. 2

BARCLAYS BANK PLC, as a Lender

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Director

Signature Page
Amendment No. 2

2
BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Director

Signature Page
Amendment No. 2

EXHIBIT A

CONFORMED CREDIT AGREEMENT

Execution Version

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of August 17, 2022

among

ALLEGIANT TRAVEL COMPANY,
as Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

BARCLAYS BANK PLC,
as Administrative Agent,

BARCLAYS BANK PLC,
as Lead Arranger

i

INDEX OF APPENDICES

ANNEX A	–	Lenders and Commitments
EXHIBIT A	–	Guarantors
EXHIBIT B	–	Form of Instrument of Assumption and Joinder
EXHIBIT C	–	Form of Assignment and Acceptance
EXHIBIT D	–	Form of Loan Request/Interest Election Request
EXHIBIT E	–	Form of Prepayment Notice

SCHEDULE 3.06	–	Subsidiaries
SCHEDULE 6.02	–	Existing Indebtedness

REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of August 17, 2022 (as amended by Amendment No. 1 on the Amendment No. 1 Effective Date and by Amendment No. 2 on the Amendment No. 2 Effective Date and as otherwise amended, supplemented or modified from time to time), among ALLEGIANT TRAVEL COMPANY, a Nevada corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party hereto, each of the several banks and other financial institutions or entities from time to time party hereto as a lender (the “Lenders”), BARCLAYS BANK PLC (“Barclays”), as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), and Barclays, as lead arranger (in such capacity, the “Lead Arranger”).

INTRODUCTORY STATEMENT

The Borrower has applied to the Lenders for a revolving credit facility in an initial aggregate principal amount not to exceed $75,000,000 as set forth herein (subject to any Incremental Commitments).

The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries.

To provide guarantees and security for the repayment of the Loans and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent and the Lenders the following (each as more fully described herein):

(a)          a guaranty from each Guarantor of the due and punctual payment and performance of the Obligations of the Borrower pursuant to Section 9 hereof; and

(b)          a security interest in the Collateral from the Borrower and each other Grantor (if any) pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.

DEFINITIONS

Section 1.01.        Defined Terms.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall mean all “accounts” as defined in the UCC.

“Account Control Agreement” shall mean each three-party security and control agreement entered into by any Grantor, the Administrative Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Administrative Agent as Collateral hereunder or under any other Loan Document, in each case giving the Administrative Agent control over the applicable account and in form and substance reasonably satisfactory to the Administrative Agent and as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Acquired Debt” means, with respect to any specified Person:

(1)          Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

(2)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

“Affiliate Transaction” shall have the meaning given such term in Section 6.05(a).

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of (a)  the aggregate amount of such Lender’s unused and outstanding Commitments at such time and (b)  the aggregate then outstanding principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall mean this Revolving Credit and Guaranty Agreement, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Aircraft Assets” shall mean (x) aircraft, airframes, engines, spare engines, propellers, parts (other than Spare Parts) and other operating assets (including all substitutions, replacements and renewals of the foregoing, and all property that becomes physically attached thereto and including all related (a) technical data, manuals, records, logs, all inspection, modification, repair and overhaul records and other materials, (b) warranties, service contracts and product agreements of any manufacturer and all maintenance and overhaul agency agreements, (c) bills of sale and agreements for acquisition, purchase, conditional sale, and lease (specifically including but not limited to those certain agreements with The Boeing Company dated December 2021 and any amendments thereto), pre-delivery payments and related cash deposits, and (d) insurance policies and proceeds under insurance carried by the Borrower or any Restricted Subsidiary), and (y) leases or conditional sale agreements relating to any of the items in the foregoing clause (x) owned or leased by, or subject to conditional sale or future sale to, the Borrower or any Restricted Subsidiary.

“Aircraft Related Equipment” means aircraft (including engines, airframes, propellers and appliances), engines, propellers, spare parts, aircraft parts, simulators and other training devices, quick engine change kits, passenger loading bridges or other flight or ground equipment and other operating assets, including any modifications and improvements with respect to any such equipment.

“Aircraft Related Facilities” means (i) airport terminal facilities, including, without limitation, baggage systems, loading bridges and related equipment, building, infrastructure and maintenance facilities, tooling facilities, club rooms, apron, fueling systems or facilities, signage/image systems, administrative offices, information technology systems and security systems, (ii) airline support facilities, including, without limitation, cargo, catering, mail, ground service equipment, ramp control, deicing, hangars, aircraft parts/storage, training, office and reservations facilities and (iii) all equipment and tooling used in connection with the foregoing.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Allegiant Air” means Allegiant Air, LLC, a Nevada limited liability company.

“Allegiant Spare Parts Security Agreement” shall mean the Spare Parts Security Agreement, dated the Amendment No. 2 Effective Date, between Allegiant Air and the Administrative Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of the Adjusted Term SOFR (including the Floor) for a one-month tenor in effect on such day plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR for a one-month tenor shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR for a one-month tenor, respectively.

“Amendment No. 1” means the Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of December 5, 2025 by and among the Borrower, the Administrative Agent, the Lenders party thereto and the Guarantors party thereto.

“Amendment No. 2” means the Amendment No. 2 to Revolving Credit and Guaranty Agreement, dated as of June 25, 2026 by and among the Borrower, the Administrative Agent, the Lenders party thereto and the Guarantors party thereto.

“Amendment No. 1 Effective Date” means December 5, 2025.

“Amendment No. 2 Effective Date” means June 25, 2026.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to the Borrower or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements pertaining to money laundering, including those of the Bank Secrecy Act (31 U.S.C. sections 5311 et seq.), as amended by the Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower, any Guarantor and their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

“Applicable Margin” shall mean the rate per annum determined pursuant to the following:

Applicable Margin SOFR Loans	Applicable Margin ABR Loans
3.00%	2.00%

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the (i) Facility Termination Date and (ii) the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation, rule or requirement applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Benchmark” means  initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)          with respect to SOFR Loans, Daily Simple SOFR; or

(b)         the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means:

(1)         with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)         with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)         with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Lenders on a single date and having, in the case of SOFR Loans, a single Interest Period.

“Brand IP” means the brand intellectual property assets of the Borrower and its Restricted Subsidiaries.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Las Vegas are required or authorized to remain closed; provided, however, that when used in connection with the borrowing or repayment of a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.  For the avoidance of doubt, Capital Lease Obligations shall not include operating leases that, prior to January 1, 2019, would not be accounted for as a Capital Lease Obligation on the Borrower’s consolidated balance sheet.

“Capital Markets Offering” means any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(a)(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Capital Stock” means:

(1)          in the case of a corporation, corporate stock;

(2)          in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)          in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(2)         direct obligations of state and local government entities, in each case maturing within one year from the date of acquisition thereof, which have a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3)         obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities, in each case maturing within one year from the date of acquisition thereof;

(4)          Investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 (or the equivalent thereof) from S&P or P-2 (or the equivalent thereof) from Moody’s;

(5)          Investments in certificates of deposit (including Investments made through an intermediary, such as the certificated deposit account registry service), banker’s acceptances, time deposits, eurodollar time deposits and overnight bank deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any other commercial bank of recognized standing organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $100.0 million;

(6)         fully collateralized repurchase agreements with a term of not more than six months for underlying securities that would otherwise be eligible for investment;

(7)          Investments in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above.  This could include, but not be limited to, money market funds or short‑term and intermediate bonds funds;

(8)         money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s and (C) have portfolio assets of at least $5.0 billion;

(9)         deposits available for withdrawal on demand with commercial banks organized in the United States, or any U.S. branch of a bank organized in an OECD country, having capital and surplus in excess of $100.0 million;

(10)       securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A- by S&P or A3 by Moody’s; and

(11)        any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet.

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) or (b) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender through which Loans are made or maintained or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following:

(1)          the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or

(2)          the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of the Borrower (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any sale, transfer, conveyance or other disposition to, or any merger or consolidation of the Borrower with or into, any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Loans or Incremental Loans that are a different class of Loans.

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Transactions” shall mean the Transactions.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and assets of the Borrower and its Restricted Subsidiaries, now owned or hereafter acquired, upon or in respect of which a Lien is or is purported to be granted (or otherwise created) by any Collateral Document, including, the Capital Stock in the Borrower’s Subsidiaries (including Allegiant Air, Sunrise Asset Management, LLC, Allegiant Vacations, LLC and Sunseeker Resorts, Inc.) to the extent such Capital Stock is owned by the Borrower or a Guarantor; provided, however, that the Collateral shall not include any Excluded Property.

“Collateral Documents” shall mean, collectively, the Security Agreement, the Allegiant Spare Parts Security Agreement, the Sun Country Spare Parts Security Agreement, the Account Control Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Commitment” shall mean, as to any Lender, the commitment of such Lender to make Loans hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite its name in Annex A hereto.  The original aggregate amount of the Total Commitments as of the Amendment No. 1 Effective Date is $150,000,000.

“Commitment Fee” shall have the meaning given to such term in Section 2.18.

“Commitment Fee Rate” shall mean 0.25% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to either the use or administration of the then-applicable Benchmark for Loans, or the use, administration, adoption or implementation of any Benchmark Replacement thereof, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, with respect to any specified Person for any period, Consolidated EBITDAR of such Person for such period, less the aggregate amount of aircraft rent expense described in clause (5) of the definition of “Fixed Charges” for such period.

“Consolidated EBITDAR” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)          an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)          provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)          Fixed Charges, and expenses of subservice agreements contracted with third parties to service scheduled flights of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges and expenses were deducted in computing such Consolidated Net Income; plus

(4)          any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5)          depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non‑cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non‑cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6)          the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(7)          stock compensation expense for grants to any employee, director or contractor of the Borrower or its Restricted Subsidiaries to the extent such loss was deducted in computing such Consolidated Net Income; plus

(8)          any net loss arising from the sale, exchange or other disposition of capital assets by the Borrower or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(9)          any losses arising under fuel hedging arrangements entered into prior to February 5, 2019 and any losses actually realized under fuel hedging arrangements entered into after February 5, 2019, in each case to the extent deducted in computing such Consolidated Net Income; plus

(10)        proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(11)        any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger, disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; minus

(12)        non-cash items, other than the accrual of revenue in the ordinary course of business, to the extent such amount increased such Consolidated Net Income; minus

(13)        the sum of (i) income tax credits and (ii) Consolidated Interest Income included in computing such Consolidated Net Income,

in each case of clauses (1) through (13), determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Income” means, as of any day of determination, the sum of the amounts that would appear on a consolidated income statement of the Borrower and its consolidated Restricted Subsidiaries as the interest income of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)          all (a) extraordinary, non-recurring, special or unusual gains or losses or income or expenses, including without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs; curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), cost-savings, costs or charges incurred in connection with any issuance of securities, Permitted Investments, acquisitions, dispositions, recapitalizations or incurrences of repayments of Indebtedness permitted hereunder, including a refinancing thereof (in each case whether or not successful); and (c) gains or losses realized in connection with any Disposition of assets, the disposition of securities, or the early extinguishment of Indebtedness or associated Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)          the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(3)          the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)          the cumulative effect of a change in accounting principles on such Person will be excluded;

(5)          the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark‑to‑market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging will be excluded;

(6)          any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, restricted stock units, restricted stock grants, stock options or other rights to officers, directors, employees or contractors, will be excluded;

(7)          the effect on such Person of any non-cash items resulting from any write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to February 5, 2019  resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205 – Presentation of Financial Statements, 350 – Intangibles – Goodwill and Other, 360 – Property, Plant and Equipment and 805 – Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded; and

(8)          any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries.

“Consolidated Total Leverage Ratio” means the ratio of (x) the outstanding amount of the Loans together with any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower have been or are required to be delivered; provided that any arrangements which could have been accounted for by the Borrower or any of its Restricted Subsidiaries as operating leases prior to the adoption by the Borrower of the new lease accounting rules (FASB Accounting Standards Update No. 2016-02, Leases (Topic 842)) shall not be considered Indebtedness for purposes of calculating the Consolidated Total Leverage Ratio.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor.  If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean, at any time, any Lender that has become, or has had its direct or indirect parent company become, the subject of a Bankruptcy Event or a Bail-In Action.  If the Administrative Agent determines that a Lender is a Defaulting Lender, such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Designated Banking Product Agreement” means any agreement evidencing Designated Banking Product Obligations entered into by the Borrower and any Person that, at the time such Person entered into such agreement, was a Lender or the Administrative Agent or a banking Affiliate of any such Person, in each case designated by the relevant Lender and the Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement”.

“Designated Banking Product Obligations” means any Banking Product Obligations, in each case as designated by any Lender or the Administrative Agent (or a banking Affiliate thereof) and the Borrower from time to time and agreed to by the Administrative Agent as constituting “Designated Banking Product Obligations,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, shall not exceed $15,000,000 in the aggregate.

“Designated Hedging Agreement” means any Hedging Agreement entered into by the Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was a Lender, the Administrative Agent or an Affiliate thereof, as designated by the relevant Lender or the Administrative Agent (or Affiliate thereof) and the Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Borrower, such Lender or Affiliate of a Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations, and (iii) the acknowledgment of such Lender or Affiliate of a Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $15,000,000 in the aggregate.

“Designated Hedging Obligations” means, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedging Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Latest Maturity Date then in effect.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01 hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” shall mean lawful money of the United States of America.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“EEA Financial Institution” means (a) any institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (a) any Lender or any Affiliate of any Lender, (b) an Approved Fund of any Lender and (c) any other Person (other than a Defaulting Lender or natural Person) reasonably satisfactory to the Administrative Agent and, so long as no Event of Default is continuing, the Borrower (with failure by the Borrower to respond within five (5) Business Days to a consent request shall be deemed to be a consent of the Borrower); provided that, neither the Borrower nor any Guarantor shall constitute an Eligible Assignee.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means net cash proceeds received by the Borrower after the Closing Date from:

(1)          contributions to its common equity capital (other than from any Subsidiary); or

(2)          the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.  Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(B) of Section 6.01 hereof.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Property” has the meaning given to such term in the Security Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of either the Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes based on (or measured by) its net income, profits or capital, or any franchise taxes, imposed (i) by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized, in which it is a resident for tax purposes or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such Person and the jurisdiction imposing such Taxes (other than a connection arising from such Person’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (b) any branch profits Tax imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such Person is located, (c) in the case of a Foreign Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to or on behalf of such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or, in the case of a Lender that is a Foreign Lender, designates a new lending office), except, and then only to the extent that, such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to deliver the documentation described in Section 2.14(f) or 2.14(g) and (e) any Tax that is imposed by reason of FATCA.

“Existing Credit Agreement” means the Credit and Guaranty Agreement, dated as of February 5, 2019, among the Borrower, as borrower, the subsidiaries of the Borrower party thereto, as guarantors, the lenders party thereto and Barclays, as administrative agent, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time

“Existing Indebtedness” means any Indebtedness outstanding on the Closing Date that is listed on Schedule 6.02 hereof.

“Extended Commitment” shall have the meaning given to such term in Section 2.23(a)(ii).

“Extended Loan” means any Loan made pursuant to Extended Commitments.

“Extension” shall have the meaning set forth in Section 2.23(a).

“Extension Amendment” shall have the meaning given to such term in Section 2.23(c).

“Extension Offer” shall have the meaning set forth in Section 2.23(a).

“Extension Offer Date” shall have the meaning set forth in Section 2.23(a)(i).

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“Facility” shall mean each Class of Commitments and the Loans made thereunder.

“Facility Termination Date” shall mean the earlier to occur of the Maturity Date and the acceleration of the Loans in accordance with the terms hereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Borrower (unless otherwise provided in this Agreement); provided that any such officer of the Borrower shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are similar thereto and not materially more onerous to comply with, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with any of the foregoing and any law (including any fiscal or regulatory legislation) or official interpretations adopted pursuant to any such agreement.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean the fee letter between the Borrower and the Administrative Agent dated the Closing Date.

“Fees” shall collectively mean the fees referred to in Section 2.16(b).

“First Lien Leverage Ratio” means the ratio of (x) the outstanding amount of the Loans together with any other Indebtedness of the Borrower secured by the Collateral on a pari passu basis to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower have been or are required to be delivered; provided that:

(1)          if, since the beginning of such period, the Borrower or any of its Restricted Subsidiaries shall have made any sales, transfers or other dispositions of any assets (other than Aircraft Assets) where the Fair Market Value of such assets exceeded $10,000,000 (a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)          if, since the beginning of such period, the Borrower or any of its Restricted Subsidiaries (by merger, consolidation or otherwise) shall have made any acquisition or purchase of any assets (other than Aircraft Assets) where the Fair Market Value of any such assets exceeds $10,000,000 (a “Purchase”) or any Permitted Investment (including any Permitted Investment occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase or Permitted Investment occurred on the first day of such period; and

(3)          if, since the beginning of such period, any Person became a Restricted Subsidiary of the Borrower or was merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries, and since the beginning of such period such Person shall have made any Sale, Purchase or Permitted Investment that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary of the Borrower since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale, Purchase or Permitted Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase, Permitted Investment or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Borrower.

“Fixed Charge Coverage Ratio” means the ratio of (x) Consolidated EBITDAR of the Borrower and its Restricted Subsidiaries plus the Consolidated Interest Income for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower have been or are required to be delivered to (y) the sum of all Fixed Charges for such period.  If the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)          acquisitions that have been made by the Borrower or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Borrower or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, shall be given pro forma effect (as determined in good faith by a responsible financial or accounting officer of the Borrower and including any operating expense reductions for such period resulting from such acquisition that have been realized or for which all of the material steps necessary for realization have been taken) as if they had occurred on the first day of the four-quarter reference period;

(2)          the Consolidated EBITDAR attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)          the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the Borrower or any of its Restricted Subsidiaries following the Calculation Date;

(4)          any Person that is a Restricted Subsidiary of the Borrower on the Calculation Date shall be deemed to have been a Restricted Subsidiary of the Borrower at all times during such four-quarter period;

(5)          any Person that is not a Restricted Subsidiary of the Borrower on the Calculation Date shall be deemed not to have been a Restricted Subsidiary of the Borrower at any time during such four-quarter period; and

(6)          if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)          the consolidated interest expense (net of consolidated interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2)          the interest component of Capital Lease Obligations of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3)          any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4)          the product of (A) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to the Borrower or a Restricted Subsidiary of the Borrower, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)          the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“Floor” means, with respect to any SOFR Loans, 0%.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower or any Guarantor is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC; provided that GAAP shall be construed as not to give effect to changes to lease accounting rules taking effect on January 1, 2019.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government.  Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” shall mean the Borrower and any Guarantor that shall at any time pledge Collateral under a Collateral Document.

“Guarantee” means a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guaranteed Obligations” shall have the meaning given such term in Section 9.01(a).

“Guarantors” shall mean, collectively, each Subsidiary of the Borrower that becomes pursuant to Section 5.10 a party to the Guarantee contained in Section 9.  As of the Amendment No. 2 Effective Date, the Guarantors are listed in Exhibit A.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.

“Hedging Obligations” means, with respect to any Person, all obligations and liabilities of such Person under:

(1)          interest rate swap agreements (whether from fixed to floating or from floating to fixed) and interest rate collar agreements;

(2)          other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)          other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries, for which (a) the assets of all such Subsidiaries constitute, in the aggregate, no more than 5.0% of the total assets of the Borrower and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of the Borrower for which financial statements are available to the Administrative Agent pursuant to Section 5.01), and (b) the revenues of all such Subsidiaries account for, in the aggregate, no more than 5.0% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of the Borrower for which financial statements are available to the Administrative Agent pursuant to Section 5.01; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it directly or indirectly guarantees, or pledges any property or assets to secure, any Obligations or Junior Secured Debt.

“Increase Effective Date” shall have the meaning given such term in Section 2.22(a).

“Increase Joinder” shall have the meaning given such term in Section 2.22(c).

“Incremental Commitment” shall have the meaning given such term in Section 2.22(a).

“Incremental Loans” shall have the meaning given such term in Section 2.22(c)(i).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)          in respect of borrowed money;

(2)          evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)          in respect of banker’s acceptances;

(4)          representing Capital Lease Obligations;

(5)          representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, but excluding in any event trade payables arising in the ordinary course of business; or

(6)          representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person to the extent of such Guarantee.  Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 – Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the foregoing, none of the following will constitute Indebtedness: (a) Banking Product Obligations, (b) obligations in respect of the pre-purchase of frequent flyer miles, (c) maintenance deferral agreements, (d) an amount recorded as indebtedness in the Borrower’s financial statements solely by operation of Financial Accounting Standards  Board Accounting Standards Codification 840-40-55 or any successor provision of GAAP but which does not otherwise constitute Indebtedness as defined hereinabove, (e) a deferral of pre-delivery payments relating to the purchases of Aircraft Assets, (f) obligations under frequent flyer miles participation agreements and (g) air traffic liability.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” shall have the meaning given such term in Section 10.04(b).

“Installment” shall have the meaning given such term in Section.

“Intercreditor Agreement” shall have the meaning given such term in Section 10.17.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04, which, when in writing, shall be substantially in the form of Exhibit D (or such other form as the Administrative Agent may approve).

“Interest Payment Date” shall mean (a) as to any SOFR Loan, the last day of such Interest Period and (b) with respect to ABR Loans, the last Business Day of each April, July, October and January.

“Interest Period” shall mean, as to any Borrowing of SOFR Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on (but excluding) the numerically corresponding day to the date of such Borrowing (or if there is no corresponding day, the last day) in the calendar month that is, at the Borrower’s election, one month, three months or six months thereafter; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the applicable Maturity Date.

“Investments” means, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance and pre-delivery payments and deposits for goods and services and advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Borrower or any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Borrower after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.01 hereof.  Notwithstanding the foregoing, any Equity Interests retained by the Borrower or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment.  The acquisition by the Borrower or any Restricted Subsidiary of the Borrower after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01 hereof.  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Secured Debt” shall mean Indebtedness referred to in clause (b) of the definition of “Permitted Debt”.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Lead Arranger” has the meaning set forth in the first paragraph of this Agreement.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in clause (e) or (f) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest and any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, any cash or Cash Equivalents held in accounts subject to Account Control Agreements), (ii) the aggregate principal amount committed and available to be drawn by the Borrower and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities of the Borrower and its Restricted Subsidiaries and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of the Borrower or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan” means the Loans incurred pursuant to the Commitments hereunder.

“Loan Documents” shall mean this Agreement, the Collateral Documents, any Intercreditor Agreement, the Fee Letter and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Loan Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Loan in accordance with Section 2.02 in substantially the form of Exhibit D.

“Loyalty Programs” means the assets of the Borrower’s non-card loyalty program Allways Rewards™ and the Borrower’s co-branded credit card loyalty program, the assets of the loyalty program of Sun Country Airlines Holdings, Inc., or any similar program.

“Margin Stock” shall have the meaning given such term in Section 3.10(a).

“Material Adverse Change” shall mean any event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or (c) the ability of the Borrower and the Guarantors, collectively, to pay the Obligations.

“Material Indebtedness” shall mean Indebtedness of the Borrower and/or Restricted Subsidiaries (other than the Loans) outstanding under the same agreement in a principal amount exceeding $100,000,000.

“Maturity Date” shall (a) with respect to Loans that have not been extended pursuant to Section 2.23, December 5, 2030 and (b) with respect to Extended Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Lenders (as the same may be further extended pursuant to Section 2.23); provided that the Maturity Date with respect to any Loan shall be May 17, 2027 if, on or prior to May 17, 2027 the Senior Notes have not been (x) repaid to the extent that any outstanding Indebtedness under the Senior Notes is less than $100,000,000, (y) replaced or refinanced with Permitted Refinancing Indebtedness having a maturity date not earlier than the Maturity Date or (z) otherwise amended or modified to have a maturity date not earlier than the Maturity Date.

“Minimum Extension Condition” shall have the meaning given such term in Section 2.23(a).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Non-Extending Lender” shall have the meaning given such term in Section 10.08(e).

“Non-Recourse Debt” shall mean Indebtedness:

(1)          the portion as to which neither the Borrower nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2)          the portion as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Loans, the Designated Hedging Obligations, the Designated Banking Product Obligations, and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lender (or (i) in the case of Designated Hedging Obligations, any obligee with respect to such designated Hedging Obligations who was a Lender or an Affiliate of a Lender when the related Designated Hedging Agreement was entered into, or (ii) in the case of Designated Banking Product Obligations, any obligee with respect to such Designated Banking Product Obligations who was a Lender or a banking Affiliate of any Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations (in each case valued in accordance with the definitions thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $15,0000,000; provided, further, that in no event shall the Obligations include Excluded Swap Obligations.

“Officer” means, with respect to any Person, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer or any Senior Vice-President of such Person.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower by an Officer of the Borrower.

“Other Taxes” shall mean any and all present or future stamp, court, mortgage, recording, filing or documentary taxes or any other similar, charges or similar levies arising from any payment made hereunder or from the execution, performance, delivery, registration of or enforcement of, otherwise in respect to this Agreement or any other Loan Document.

“Pari Passu Debt” shall mean any Incremental Loans and any Pari Passu Notes.

“Pari Passu Notes” shall mean any securities secured by the Collateral on a pari passu basis with the Obligations.

“Participant” shall have the meaning given such term in Section 10.02(d).

“Participant Register” shall have the meaning given such term in Section 10.02(d).

“Patriot Act” shall mean the USA PATRIOT Act Improvement and Reauthorization Act, L.  109-177, signed into law on March 9, 2009 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary, supportive or complementary to, the business in which the Borrower and its Subsidiaries are engaged on the date of this Agreement.

“Permitted Debt” shall have the meaning given to such term in Section 6.02.

“Permitted Disposition” shall mean (i) any Disposition (excluding any Disposition of Cash Equivalents) for which the aggregate Net Proceeds of all such Dispositions during any fiscal year do not exceed $10.0 million and (ii) any of the following:

(a)          the Disposition of obsolete or worn out property in the ordinary course of business;

(b)          the Disposition of spare parts, inventory and Permitted Investments in the ordinary course of business;

(c)          the Disposition of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)          the Disposition of property by any Subsidiary to the Borrower or to any Guarantor;

(e)          Dispositions permitted by Section 6.03;

(f)          leases, licenses, subleases or sublicenses granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(g)          Dispositions of intellectual property rights that are no longer used or useful in the business of the Borrower and its Subsidiaries;

(h)          the discount, write-off or Disposition of accounts receivables overdue by more than 180 days, in each case in the ordinary course of business;

(i)          Restricted Payments permitted by Section 6.01;

(j)           Dispositions of Aircraft Assets;

(k)          Dispositions of the Capital Stock of Sunseeker Resorts, Inc.; and

(l)           Dispositions by the Borrower and its Subsidiaries not otherwise listed in clauses (a) through (k) above; provided that the aggregate book value of all property Disposed of pursuant to this clause (l) shall not exceed $150.0 million.

“Permitted Investments” shall mean:

(1)          any Investment in the Borrower or in a Restricted Subsidiary of the Borrower;

(2)          any Investment in cash, Cash Equivalents and any foreign equivalents;

(3)          any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:

(A)         such Person becomes a Restricted Subsidiary of the Borrower; or

(B)         such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(4)          any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5)          any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6)          any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes;

(7)          Investments represented by Hedging Obligations;

(8)          loans or advances to officers, directors or employees made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

(9)          prepayment of any Loans in accordance with the terms and conditions of this Agreement;

(10)        any guarantee of Indebtedness permitted to be incurred by Section 6.02 other than a guarantee of Indebtedness of an Affiliate of the Borrower that is not a Restricted Subsidiary of the Borrower;

(11)        any Investment of the Borrower and its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;

(12)        Investments or commitments to make Investments acquired after the Closing Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.03 hereof after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)       the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by the Borrower or a Subsidiary of the Borrower in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14)       accounts receivable arising in the ordinary course of business;

(15)       Investments consisting of reimbursable extensions of credit; provided that any such Investment made pursuant to this clause (15) shall not be permitted if unreimbursed within 90 days of any such extension of credit;

(16)       Investments in connection with making or financing any pre‑delivery, progress or other similar payments relating to the acquisition of Aircraft Related Equipment;

(17)        Investments consisting of payroll advances and advances for business and travel expenses in the ordinary course of business;

(18)       Investments made by way of any endorsement of negotiable instruments received in the ordinary course of business and presented to any bank for collection or deposit;

(19)        Investments consisting of stock, obligations or securities received in settlement of amounts owing to the Borrower or any Restricted Subsidiary in the ordinary course of business or in a distribution received in respect of an Investment permitted hereunder;

(20)        Investments in fuel and credit card consortia and in connection with agreements with respect to fuel consortia, credit card consortia and fuel supply, in each case, in the ordinary course of business;

(21)       Investments in connection with outsourcing initiatives in the ordinary course of business;

(22)       Investments in the nature of security deposits or maintenance reserves in connection with the financing of any Aircraft Asset; and

(23)       guarantees incurred in the ordinary course of business of obligations that do not constitute Indebtedness of any regional air carrier doing business with the Borrower or any of its Restricted Subsidiaries in connection with the regional air carrier’s business with the Borrower or such Restricted Subsidiary; advances to airport operators of landing fees and other customary airport charges for carriers on behalf of which the Borrower or any of its Restricted Subsidiaries provides ground handling services.

“Permitted Liens” means:

(1)          Liens existing on the Closing Date and any Liens created pursuant to the Loan Documents;

(2)          Liens securing Indebtedness permitted to be incurred pursuant to clause (iii), clause (vi) and clause (xv) of Section 6.02(b) hereof; provided that in the case of Liens securing Indebtedness permitted under 6.02(b)(iii), such Liens attach only to the assets being financed thereby, in the case of Liens securing Indebtedness permitted under 6.02(b)(vi), such Liens are junior to the Liens of the Collateral Documents or in the case of Liens securing Indebtedness permitted under 6.02(b)(xv) such Liens attach only to the assets being financed thereby or to Excluded Property;

(3)          Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(4)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien;

(5)          pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(6)          deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(7)         Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of this Agreement;

(8)          any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(9)         Liens created by landlords over leasehold property and zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which do not interfere with the intended use by the Borrower or any of its Restricted Subsidiaries of such property;

(10)       Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(11)        Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(12)        judgment Liens so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(13)       Liens securing Pari Passu Debt permitted to be incurred pursuant to the covenant described under Section 6.02(v)(C)(1);

(14)       Liens securing Junior Lien Debt permitted to be incurred pursuant to the covenant described under Section 6.02(b)(v)(C)(2);

(15)       Liens securing Indebtedness permitted to be incurred pursuant to the covenant described under Section 6.02(b)(xvi), provided that such Liens securing such Indebtedness are limited to assets that would constitute Excluded Property;

(16)       Liens on Aircraft Assets in favor of airport authorities; and

(17)        any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Permitted Lien referred to in clauses (1) through (16) above, inclusive of any Lien existing at the date hereof; provided, however, that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and other than in respect of Aircraft Assets is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of any applicable premium and reasonable financing fees and related transaction costs).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)          the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2)          if such Permitted Refinancing Indebtedness has a maturity date that is after the Latest Maturity Date then in effect (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than 60 days after the Latest Maturity Date then in effect;

(3)          if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged;

(4)          no Restricted Subsidiary that is not the Borrower or a Guarantor shall be an obligor with respect to such Permitted Refinancing Indebtedness unless such Restricted Subsidiary was an obligor with respect to the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(5)          notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by the Borrower or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such payment or discharge of Permitted Refinancing Indebtedness.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization, Airport Authority or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Platform” means Debt Domain, Intralinks, SyndTrak, DebtX or a substantially similar electronic transmission system.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Subsidiary or any other Person (in the case of a transfer by the Borrower or any of its Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that the financing terms, covenants, termination events and other provisions (including collateralization levels) thereof shall be on customary market terms for securitization transactions involving assets such as, or similar to, the assets subject thereto (as determined in good faith by a responsible financial officer of the Borrower).

“Qualifying Equity Interests” means Equity Interests of the Borrower other than Disqualified Stock.

“Receivables Subsidiary” means a Subsidiary of the Borrower which engages in no activities other than in connection with the financing or securitization of accounts receivable and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary of the Borrower (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Borrower nor any Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Borrower nor any Subsidiary of the Borrower has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results.  Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” shall mean Lenders holding more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Loans then outstanding.  The Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means an Officer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P” shall mean Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Leverage Ratio” means the ratio of (x) the outstanding amount of the Loans together with any other Indebtedness of the Borrower secured by the Collateral on a pari passu or a junior basis to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Borrower have been or are required to be delivered; provided that:

(1)          if, since the beginning of such period, the Borrower or any of its Restricted Subsidiaries shall have made any sales, transfers or other dispositions of any assets (other than Aircraft Assets) where the Fair Market Value of such assets exceeded $10,000,000 (a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)          if, since the beginning of such period, the Borrower or any of its Restricted Subsidiary (by merger, consolidation or otherwise) shall have made any acquisition or purchase of any assets (other than Aircraft Assets) where the Fair Market Value of any such assets exceeds $10,000,000 (a “Purchase”) or any Permitted Investment (including any Permitted Investment occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase or Permitted Investment occurred on the first day of such period; and

(3)          if, since the beginning of such period, any Person became a Restricted Subsidiary of the Borrower or was merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries, and since the beginning of such period such Person shall have made any Sale, Purchase or Permitted Investment that would have required an adjustment pursuant to clause (1) or (2) above if made by the Borrower or a Restricted Subsidiary of the Borrower since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale, Purchase or Permitted Investment occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase, Permitted Investment or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Borrower.

“Secured Parties” shall mean the Administrative Agent, the Lenders and all other holders of Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated the Amendment No. 2 Effective Date, among the Borrower, the other Grantors party thereto and the Administrative Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Senior Notes” means the Borrower’s $650.0 million 7.125% senior secured notes due 2031, each outstanding on the Amendment No. 2 Effective Date.

“Significant Guarantor” means Allegiant Air, Sunrise Asset Management, LLC and Allegiant Vacations, LLC, and each of their successors and permitted assigns.

“Significant Subsidiary” means any Significant Guarantor and any Restricted Subsidiary of the Borrower that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Loan for which the applicable rate of interest is based upon the Adjusted Term SOFR.

“SOFR Tranche” shall mean the collective reference to SOFR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Solvent” shall mean, with respect to any Person, that as of the date of determination, (1) the sum of such Person’s consolidated debt and liabilities (including contingent and subordinated liabilities) does not exceed the fair value of such Person’s present consolidated assets; (2) such Person’s capital is not unreasonably small in relation to its business as contemplated on the date of determination; (3) such Person is able to pay its debts and liabilities as they become due (whether at maturity or otherwise) and (4) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 or any other analogous criteria in any jurisdiction).

“Standard Securitization Undertakings” means all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by the Borrower or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” means any Indebtedness of the Borrower or the Guarantors that is contractually subordinated in right of payment to the Senior Notes or the guarantees thereof (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries)

“Subsidiary” shall mean, with respect to any Person

(1)          any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)          any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Sun Country Spare Parts Security Agreement” means the Spare Parts Security Agreement, dated the Amendment No. 2 Effective Date, between Sun Country, Inc., as grantor, and the Administrative Agent, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)          for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)          for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section.

“Total Commitment” shall mean, at any time, the sum of the Commitments of all Lenders at such time.

“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Administrative Agent and/or the Administrative Agent for the benefit of the Secured Parties, the borrowing of Loans from time to time pursuant to the terms of this Agreement and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR (a “SOFR Loan”) or the Alternate Base Rate (an “ABR Loan”).

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Unrestricted Subsidiary” means (i) Sunseeker Resorts, Inc. and each of its direct and indirect Subsidiaries so long as such Person meets the requirements set forth in clauses (1) through (4) below, or (ii) any other Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary in compliance with Section 5.06 hereof pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(1)          except as permitted by Section 6.05 hereof, is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(2)          is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(3)          has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(4)          does not own any assets or properties that constitute Collateral.

“Unused Total Commitment” shall mean, at any time, (a) the Total Commitments less (b) the aggregate principal amount of the Loans then outstanding.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)          the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)          the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean the Borrower, a Guarantor and the Administrative Agent.

“Working Capital” shall mean, as of any date, (i) the current assets of the Borrower minus (ii) the current liabilities of the Borrower (other than the current portion of long term debt), in each case, determined on a consolidated basis and otherwise, in accordance with GAAP as of such date.

“Write-Down and Conversion Powers” (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer.

Section 1.03.        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

Section 1.04.        Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05.        Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2.

AMOUNT AND TERMS OF CREDIT

Section 2.01.        Commitments of the Lenders; Loans.

(i)           (1)          Commitments.  Each Lender severally, and not jointly with the other Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit Loans denominated in Dollars  to the Borrower at any time and from time to time during the Availability Period in an aggregate principal amount not to exceed the Commitment of such Lender, which Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the sum of the then outstanding aggregate principal amount of the Loans exceed the Total Commitment.

Each Borrowing of a Loan shall be made from the Lenders pro rata in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve the other Lenders of their obligations to lend.

(ii)          Type of Borrowing.  Each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  There may be multiple Borrowings incurred, converted or continued on the same day.

(iii)        Amount of Borrowing.  At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Type may be outstanding at the same time.

(iv)        Limitation on Interest Period.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Loan if the Interest Period requested with respect thereto would end after the Maturity Date with respect to the applicable Commitments.

Section 2.02.        Requests for Loans.  Unless otherwise agreed to by the Administrative Agent in connection with making the initial Loans, to request a Loan, the Borrower shall notify the Administrative Agent of such request (i) by telephone or (ii) by electronic mail or by facsimile delivery of a written Loan Request (A) in the case of a SOFR Loan, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Loan and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the date of the proposed Loan.  Any such telephonic Loan request shall be irrevocable and shall be confirmed promptly by electronic mail delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrower.  Each such telephonic Loan request and written Loan Request shall specify the following information:

the aggregate amount of the requested Loan (which shall comply with Section 2.01(c));

(1)          the date of such Loan, which shall be a Business Day;

(2)          whether such Loan is to be an ABR Loan or a SOFR Loan; and

(3)          in the case of a SOFR Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Loan is specified, then the requested Loan shall be a SOFR Loan with a one-month Interest Period.  If no Interest Period is specified with respect to any requested SOFR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section 2.02, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Loan

Section 2.03.        Funding of Loans.

(i)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Loan Request.

(ii)         Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan (or, with respect to any ABR Loan made on same-day notice, prior to 11:00 a.m., New York City time, on the date of such Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) and/or (b) of this Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Loan.  If such Lender pays such amount to the Administrative Agent, then (x) such amount shall constitute such Lender’s Loan included in such Loan and the Borrower shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid and (y) if such amount was previously repaid by the Borrower, the Administrative Agent shall promptly make a corresponding amount available to the Borrower.

Section 2.04.        Interest Elections.

(i)          The Borrower may elect from time to time to (A) convert ABR Loans to SOFR Loans, (B) convert SOFR Loans to ABR Loans, provided that any such conversion of SOFR Loans may be made only on the last day of an Interest Period with respect thereto or (C) continue any SOFR Loan as such upon the expiration of the then current Interest Period with respect thereto.

(ii)          To make an Interest Election Request pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by hand or facsimile delivery or by electronic mail of a written Interest Election Request by the time that a Loan Request would be required under Section 2.02 if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable and shall be given by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the same form as a Loan Request signed by the Borrower.

(iii)        Each written Interest Election Request shall specify the following information in compliance with Section 2.01:

(1)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(2)          the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(3)          whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(4)          if the resulting Borrowing is a SOFR Loan, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request specifies a SOFR Borrowing but does not specify an Interest Period, the then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(iv)         Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(v)          Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05.        Limitation on SOFR Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty SOFR Tranches shall be outstanding at any one time.

Section 2.06.        Interest on Loans.

(i)           Subject to the provisions of Section 2.07, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(ii)          Subject to the provisions of Section 2.07, each SOFR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted Term SOFR for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(iii)        Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Facility Termination Date with respect to such Loans and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any SOFR Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

(iv)        Subject to Section 2.24, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender.  Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or, in the case of a SOFR Borrowing, the affected Interest Periods) until the Administrative Agent revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or, in the case of a SOFR Borrowing, the affected Interest Periods) or, failing that, in the case of any request for an affected SOFR Borrowing, then such request shall be ineffective and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 2.13. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 2.07.        Default Interest.  If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder, whether at stated maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

Section 2.08.        Alternate Rate of Interest.  In the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a SOFR Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing of SOFR Loans hereunder (including pursuant to a refinancing with SOFR Loans and including any request to continue, or to convert to, SOFR Loans) shall be deemed a request for a Borrowing of ABR Loans.

Notwithstanding any provision to the contrary set forth in this Agreement, in the event the Administrative Agent determines, pursuant to and in accordance with this Section 2.08, that reasonable means do not exist for ascertaining the applicable Adjusted Term SOFR and the Administrative Agent and the Borrower mutually determine that the syndicated loan market has broadly accepted a replacement standard for the Adjusted Term SOFR, then the Administrative Agent and Borrower may, without the consent of any Lender, amend this Agreement to adopt such new broadly accepted market standard and to make such other changes as shall be necessary or appropriate in the good faith determination of the Administrative Agent and the Borrower in order to implement such new market standard herein and in the other Loan Documents so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such replacement standard is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

Section 2.09.        Repayment of Loans; Evidence of Debt.

(i)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(iii)        The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this 0 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(iv)         Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

Section 2.10.        Commitment Termination.

(i)          On the Facility Termination Date applicable to any Commitment, such Commitment shall be terminated and the Borrower shall repay the applicable Loans then outstanding under such Commitment in full.

(ii)          All prepayments under this Section 2.10 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus any accrued and unpaid Fees and any losses, costs and expenses, as more fully described in Section 2.13 hereof.

Section 2.11.        Optional Prepayment of Loans; Optional Termination or Reduction of Commitments.

(i)          The Borrower shall have the right, at any time and from time to time, to prepay any Loans, in whole or in part, (i) with respect to SOFR Loans upon written or facsimile notice (or notice by electronic mail) to the Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice (or notice by electronic mail) to the Administrative Agent received by 1:00 p.m., New York City time, one Business Day prior to the proposed date of prepayment; provided that (A) each such partial prepayment shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000, (B) no prepayment of SOFR Loans shall be permitted pursuant to this Section 2.11(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.13, and (C) no partial prepayment of a SOFR Tranche shall result in the aggregate principal amount of the SOFR Loans remaining outstanding pursuant to such SOFR Tranche being less than $1,000,000.

(ii)         Any prepayments under Section 2.11(a) shall be applied, at the option of the Borrower, to prepay the outstanding Loans of the Lenders (without any reduction in the Total Commitment) until all Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon).

(iii)        Each notice of prepayment shall be in the form of Exhibit E and shall specify the prepayment date, the principal amount of the Loans to be prepaid and, the Borrowing or Borrowings to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.11 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed.  The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(iv)        Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate a Total Commitment (subject to compliance with Section 2.10(b)), or from time to time in part permanently reduce the Unused Total Commitment; provided that each such notice shall be revocable at any time prior to such reduction or termination, as the case may be, or to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed.  Each such reduction of the Unused Total Commitment shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000.  Simultaneously with each reduction or termination of the Commitment, the Borrower shall pay to the Administrative Agent for the account of each Lender the Commitment Fee accrued and unpaid on the amount of the Commitment of such Lender so terminated or reduced through the date thereof.  Any reduction of the Unused Total Commitment pursuant to this Section 2.11 shall be applied to reduce the Commitment of each Lender on a pro rata basis.

Section 2.12.        Increased Costs.

(i)          If any Change in Law shall:

(1)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement subject to Section 2.12(c)); or

(2)          impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such SOFR Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder with respect to any SOFR Loan (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(ii)          If any Lender reasonably determines in good faith that any Change in Law affecting such Lender or such Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the SOFR Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts, in each case as documented by such Lender to the Borrower as will compensate such Lender or such Lender’s holding company for any such reduction suffered; it being understood that to the extent duplicative of the provisions in Section 2.14, this Section 2.12(b) shall not apply to Taxes.

(iii)        Solely to the extent arising from a Change in Law, the Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits, additional interest on the unpaid principal amount of each SOFR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of SOFR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent, and which notice shall specify the statutory reserve rate, if any, applicable to such Lender) of such additional interest or cost from such Lender; it being understood that this Section 2.12(c) shall not apply to Taxes.  If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(iv)        No Lender shall discriminate against the Borrower in making any claim for compensation under this Section 2.12, and shall treat the Borrower no less favorably than such Lender’s similarly situated borrowers in similarly affected commercial loans of a similar size.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and the basis for calculating such amount or amounts shall be delivered to the Borrower and shall be prima facie evidence of the amount due.  The Borrower shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

(v)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The protection of this Section 2.12 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(vi)        Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change in Law regardless of when implemented.

Section 2.13.        Break Funding Payments.  In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, at the request of any affected Lender, the Borrower shall compensate such affected Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.14.        Taxes.

(i)          Any and all payments by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the Withholding Agent, then (i) the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions for any Indemnified Taxes or Other Taxes (including deductions for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.14), the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Withholding Agent shall make such deductions and (iii) the Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)         In addition, the Borrower or any Guarantor, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)        The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)         As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(v)          Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent (to the extent the Administrative Agent has not been reimbursed by the Borrower) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(vi)         Any Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) that is entitled to an exemption from or reduction of withholding tax under the law of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, including as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender shall not be required to deliver any documentation pursuant to this Section 2.14(f) that such Lender is not legally able to deliver.

(vii)       1.  Without limiting the generality of the foregoing, each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code)  shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i)           two (2) duly executed originals of Internal Revenue Service Form  W-8BEN-E, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)          two (2) duly executed originals of Internal Revenue Service Form W‑8ECI,

(iii)         two (2) duly executed originals of Internal Revenue Service Form W‑8IMY, together with applicable attachments,

(iv)         in the case of such Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) duly executed originals of the Internal Revenue Service Form W-8BEN-E, or

(v)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, including as reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or required deduction to be made.

No Lender shall be required to deliver any form or statement pursuant to this Section 2.14(g) that such Lender is not legally able to deliver.

2.            Any Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W‑9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.

3.            If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(viii)      If the Administrative Agent or a Lender determines, in its sole discretion, reasonably exercised, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by the Borrower or a Guarantor or with respect to which the Borrower or a Guarantor has paid additional amounts pursuant to this Section 2.14, it shall promptly pay over such refund to the Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid to the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to promptly repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other additions to Tax imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower or a Guarantor pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.14(h) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.15.        Payments Generally; Pro Rata Treatment.

(i)          The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 2.12 or 2.13, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, NY 10017, pursuant to wire instructions to be provided by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13 and 10.04 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension), unless, in the case of scheduled payments of interest and principal, such next succeeding Business Day would fall in the next calendar month, in which case the date for payment shall be the next preceding Business Day.  All payments hereunder shall be made in U.S. Dollars.

(ii)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied (i) first, towards payment of Fees and expenses then due under Sections 2.16(b) and 10.04 payable to the Administrative Agent, (ii) second, towards payment of Fees and expenses then due under Section 2.16(b), and 10.04 payable to the Lenders and towards payment of interest then due on account of the Loans, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Loans, (B) any Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute “Obligations” hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, Designated Banking Product Obligations constituting Obligations and Designated Hedging Obligations constituting Obligations then due to such parties.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustment shall be made with respect to payments from the Borrower or other Guarantors to preserve the allocations to Obligations otherwise set forth above in this Section 2.15(b).

(iii)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iv)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(a), 8.04 or 10.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(v)          Pro Rata Treatment.

(1)          Each payment by the Borrower in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(2)          Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Loans shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the applicable Lenders.

Section 2.16.        Mitigation Obligations; Replacement of Lenders.

(i)           If the Borrower is required to pay any additional amount to any Lender under Section 2.12 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  Nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.14.

(ii)          If, after the date hereof, any Lender requests compensation under Section 2.12 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate such Lender’s Commitment and prepay such Lender’s outstanding Loans or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrower; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrower (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments.

Section 2.17.        Certain Fees.  The Borrower shall pay the fees set forth in the Fee Letter.

Section 2.18.        Commitment Fee.  The Borrower shall pay to the Administrative Agent for the accounts of the Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Facility Termination Date with respect to the applicable Commitments or the earlier date of termination of the applicable Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Commitment.  Such Commitment Fee, to the extent then accrued, shall be payable quarterly in arrears (a) on the last day of each December, March, June and September, (b) on the Facility Termination Date with respect to the applicable Commitments, and (c) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Commitment.

Section 2.19.        Nature of Fees.  All Fees and the Commitment Fee shall be paid on the dates due, in immediately available funds, to the Lenders, the Lead Arranger and the Administrative Agent, as applicable, as provided herein and in the Fee Letter.  Once paid, none of the Fees nor the Commitment Fee shall be refundable under any circumstances.

Section 2.20.        Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and the Administrative Agent under this Section 2.20 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.21.        Payment of Obligations.  Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

Section 2.22.        Increase in Commitment.

(i)          Borrower Request.  The Borrower may by written notice to the Administrative Agent request, at any time the establishment of one or more new Commitments (each, an “Incremental Commitment”) by an amount not less than $25,000,000 individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.  The parties waive the requirement for such notice in connection with the increases effective on the Closing Date.

(ii)          Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date provided that:

(1)          each of the conditions set forth in Section 4.01 shall be satisfied on or prior to such Increase Effective Date;

(2)          no Event of Default shall have occurred and be continuing or would result from giving effect to the increased or new Commitments on, or the making of any new Loans on, such Increase Effective Date;

(3)          the amount of any increased or new Commitments does not exceed the amount permitted to be incurred pursuant to Section 6.02(b)(v)(C)(1); and

(4)          the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(iii)         Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(1)          terms and provisions with respect to interest rates and maturity date of Loans made pursuant to any Incremental Commitments (“Incremental Loans”) shall be as agreed upon between the Borrower and the applicable Lenders providing such Loans (it being understood that the Incremental Loans may be part of the Loans or any other Class of Loans); provided that all other terms of the Incremental Loans shall be the same as the Commitments and Loans then outstanding;

(2)          the final maturity date of any Loans made pursuant to Incremental Commitments shall be no earlier than the final maturity date of the existing Loans; and

(3)          to the extent that the terms and provisions of Incremental Loans are not identical to an outstanding Class of Loans (except to the extent permitted by clauses (i), and (ii) above), such terms and conditions shall be reasonably satisfactory to the Administrative Agent.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.22.  In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to any Incremental Loans made pursuant to this Agreement.

(iv)        Adjustments to Outstanding Loans. On each Increase Effective Date, (i) if there are Loans then outstanding, the Borrower shall prepay such Loans (and pay any additional amounts required pursuant to Section 2.13 in connection therewith), and borrow Loans from the Lender(s) providing such Incremental Commitments, as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Loans will be held ratably by all Lenders in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s).

(v)          Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Collateral Documents.

Section 2.23.        Extension of Loans.

(i)          Extension of Loans.  Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Commitments with a like maturity date, on a pro rata basis (based on the aggregate Commitments with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Commitments (and related outstanding Loans)) (each, an “Extension”, and each group of Commitments, as so extended, as well as the original Commitments not so extended, being a “tranche of Loans”, and any Extended Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted), so long as the following terms are satisfied:

(1)          no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders (the “Extension Offer Date”);

(2)          except as to interest rates, fees and final maturity (which shall be set forth in the relevant Extension Offer), the Commitment of any Lender that agrees to an Extension with respect to such Commitment extended pursuant to an Extension Amendment (an “Extended Commitment”), and the related outstanding Loans, shall be a Commitment (or related outstanding Loans, as the case may be) with the same terms as the original Commitments (and related outstanding Loans); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstanding Loans), (B) repayments required upon the maturity date of the non-extending Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (2) the permanent repayment of Loans with respect to, and termination of, Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche of Loans on a better than a pro rata basis as compared to any other tranche of Loans with a later maturity date than such tranche of Loans, (3) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and Loans and (4) at no time shall there be Commitments hereunder (including Extended Commitments and any original Commitments) which have more than five different maturity dates;

(3)          if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(4)          if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall be less than the maximum aggregate principal amount of Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Borrower may require each Lender that does not accept such Extension Offer to assign pursuant to Section 10.02 no later than forty-five (45) days after the Extension Offer Date its pro rata share of the outstanding Commitments and/or Loans offered to be extended pursuant to such Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable Maturity Date; provided that (1) each Lender that does not respond affirmatively within thirty (30) days of the Extension Offer Date shall be deemed not to have accepted such Extension Offer, (2) the processing and recordation fee specified in Section 10.02(b) shall be paid by the Borrower or such assignee and (3) the assigning Lender shall continue to be entitled to the rights under Section 10.04 for any period prior to the effectiveness of such assignment;

(5)          all documentation in respect of such Extension shall be consistent with the foregoing; and

(6)          any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.  For the avoidance of doubt, no Lender shall be obligated to accept any Extension Offer.

(ii)         Minimum Extension Condition.  With respect to all Extensions consummated by the Borrower pursuant to this Section 2.23, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 or Section 2.11 and (ii) each Extension Offer shall specify the minimum amount of Loans to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”).  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.10, 2.15 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

(iii)        Extension Amendment.  The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld.  No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof), as applicable.  All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub‑tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.

(iv)         In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

Section 2.24.        Benchmark Replacement Setting.

(i)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(ii)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)        Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.

(iv)         Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)          Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans.  During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

Section 2.25.        Defaulting Lenders.

(i)           If at any time any Lender becomes a Defaulting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(ii)         Any Lender being replaced pursuant to Section 2.25(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments, Loans, and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent.  Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrower and such assignee, of the assigning Lender’s outstanding Commitments and Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Commitments and Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.13 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments and Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.25(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.25(b) shall have been taken.

(iii)        Anything herein to the contrary notwithstanding, if a Lender becomes, and during the period it remains, a Defaulting Lender, during such period, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.17 and 2.18 (without prejudice to the rights of the non-Defaulting Lenders in respect of such fees).

SECTION 3.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to make Loans hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

Section 3.01.        Organization and Authority.  The Borrower and each of the Borrower’s Subsidiaries (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority to effect the Transactions, to own or lease and operate its properties and to conduct its business as now or currently proposed to be conducted.

Section 3.02.        Air Carrier Status.  Allegiant Air is an “air carrier” within the meaning of Section 40102 of Title 49, U.S.C., and holds a certificate under Section 41102 of Title 49.  Allegiant Air holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49.  Allegiant Air is a “citizen of the United States” as defined in Section 40102(a)(15)(C) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”).  Allegiant Air possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which relate to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except where failure to so possess would not, in the aggregate, have a Material Adverse Effect.

Section 3.03.        Due Execution.  The execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien upon any of the property of the Borrower or the other Grantors other than the Liens granted pursuant to this Agreement or the other Loan Documents; and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) the filings and consents contemplated by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations.  Each Loan Document to which a Borrower or a Guarantor is a party has been duly executed and delivered by the Borrower and the Guarantors party thereto.  This Agreement and the other Loan Documents to which the Borrower or any of the Guarantors is a party, each is a legal, valid and binding obligation of the Borrower and each Guarantor party thereto, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.04.        Statements Made.

(i)          The written information furnished by or on behalf of the Borrower or any of the Borrower’s Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), together with all Annual Reports on Form 10-K, all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2021, by the Borrower, with the SEC (as amended), taken as a whole, do not contain any untrue statement of a material of fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Borrower and the Borrower’s Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(ii)         The Annual Report on Form 10-K of the Borrower most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of the Borrower filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.05.        Financial Statements; Material Adverse Change.

(i)          The audited consolidated financial statements of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2021, included in the Borrower’s Annual Report on Form 10-K for 2021 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of such date and for such period.

(ii)          Except as disclosed in the Borrower’s Annual Report on Form 10-K for 2021 or any subsequent report on Form 10-K, Form 10-Q or Form 8-K filed by the Borrower with the SEC, since December 31, 2021, there has been no Material Adverse Change.

Section 3.06.        Ownership of Subsidiaries.  As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (b) the Borrower owns no other Subsidiaries (other than Immaterial Subsidiaries), whether directly or indirectly.

Section 3.07.        Title to Properties.  The Borrower and each of the Borrower’s Restricted Subsidiaries has good and indefeasible title in fee simple to, or valid leasehold interests in, all its material properties and assets other than (i)  minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) all such material properties and assets are free and clear of Liens, other than Permitted Liens.

Section 3.08.        Use of Proceeds.  The proceeds of the Loans shall be used to prepay or purchase existing indebtedness of the Borrower and for working capital or other general corporate purposes of the Borrower, the Guarantors and their respective Subsidiaries (including the refinancing of existing indebtedness and the payment of transaction costs, fees and expenses as contemplated hereby and as referred to in Section 2.16(b)).

Section 3.09.        Litigation and Compliance with Laws.

(i)          Except as disclosed in the Borrower’s Annual Report on Form 10-K for 2021 or any report filed by the Borrower on Form 10-Q or Form 8-K with the SEC after December 31, 2021, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against the Borrower or the Borrower’s Subsidiaries or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent or the Lenders thereunder or in connection with the Transactions.

(ii)          Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Borrower’s Subsidiaries to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.

Section 3.10.        Margin Regulations; Investment Company Act.

(i)           Neither the Borrower nor any of the Borrower’s Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

(ii)          Neither the Borrower nor any the Borrower’s Subsidiaries is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.  Neither the making of any Loan nor the application of the proceeds of any Loan or repayment of any Loan by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the SEC thereunder.

Section 3.11.        Perfected Security Interests.  The Collateral Documents, taken as a whole, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all of the Collateral to the extent purported to be created thereby, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  With respect to the Collateral as of the Closing Date, at such time as (a) financing statements in appropriate form are filed in the appropriate offices (and the appropriate fees are paid) and (b) the Account Control Agreements are executed, the Administrative Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings or recordations or upon the taking of the actions described in clauses (a) and (b) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.11).

Section 3.12.        Payment of Taxes.  Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it prior to the date hereof and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.13.        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.  None of the Borrower, any of its Subsidiaries or to the knowledge of the Borrower any of their respective directors or officers is a Sanctioned Person.

Section 3.14.        Beneficial Ownership Certifications.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.15.        Solvency.  As of the Closing Date, after giving effect to the Closing Date Transactions and the payment of all costs and expenses in connection therewith, the Borrower and the Guarantors, taken as a whole, are Solvent.

SECTION 4.

CONDITIONS OF LENDING

Section 4.01.        Conditions Precedent to Closing.  This Agreement shall become effective, subject to, the satisfaction (or waiver by the Lenders in accordance with Section 10.08 and by the Administrative Agent) of the following conditions precedent:

(i)           Notice.  The Administrative Agent shall have received a Loan Request pursuant to Section 2.02.

(ii)          Supporting Documents.  The Administrative Agent shall have received with respect to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent:

(1)          a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(2)          a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation or formation and the by-laws or limited liability company or other operating agreement (as the case may be) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii));

(3)          an Officer’s Certificate from the Borrower certifying (A) as to the truth in all material respects of the representations and warranties made by it contained in the Loan Documents as though made on the Closing Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to the Closing Date Transactions) and (B) as to the absence of any event occurring and continuing, or resulting from the Closing Date Transactions, that constitutes an Event of Default; and

(4)          an Officer’s Certificate from the Borrower’s chief financial officer certifying that the Borrower and the Guarantors, taken as a whole, are Solvent on the Closing Date, before and after giving effect to the Closing Date Transactions.

(iii)        Representations and Warranties.  All representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Closing Date Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Closing Date Transactions.

(iv)        No Default.  On the Closing Date, no Default or Event of Default shall have occurred and be continuing nor shall any such Event of Default or Default, as the case may be, occur by reason of the making of the requested Borrowing and the application of proceeds thereof.

(v)          Loan Agreements.  Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement and the other Loan Documents to which it is a party.

(vi)         Collateral.  To the extent required to be effected by the Closing Date, all actions necessary to establish that the Administrative Agent will have a perfected security interest in the Collateral (subject to any Permitted Liens) shall have been taken, including without limitation that the Borrower or applicable Restricted Subsidiary shall have duly executed and delivered to the Administrative Agent the Security Agreement and the Spare Parts Security Agreement, each in form and substance reasonably acceptable to the Administrative Agent and all financing statements in form and substance reasonably acceptable to the Administrative Agent, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions.

(vii)        Opinions of Counsel.  The Administrative Agent and the Lenders shall have received:

(1)          a written opinion of Vedder Price P.C., special New York counsel to the Borrower and the Guarantors, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(2)          a written opinion of Greenberg Traurig, LLP, special counsel to Borrower and the Guarantors, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and

(3)          a written opinion of McAfee & Taft, special FAA counsel to Borrower and the Guarantors, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(viii)      Patriot Act.  The Lenders shall have received at least three (3) Business Days prior to the Closing Date (i) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from the Borrower or Guarantor prior to such date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if any Lender has requested, in a written notice to the Borrower at least two (2) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower, such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(ix)        Payment of Fees and Expenses.  The Borrower shall have paid to the Administrative Agent, the Lead Arranger and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Section 2.16(b), and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Milbank LLP) for which invoices have been presented at least two Business Days prior to the Closing Date.

(x)          Financial Statements.  The Borrower shall have delivered to the Administrative Agent or filed with the SEC its Annual Report on Form 10-K for the period ending on December 31, 2021 and its Quarterly Reports on Form 10-Q for the periods ending on March 31, 2022 and June 30, 2022.

(xi)        Payoff and Release.  The Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to it, that all obligations under the Existing Credit Agreement shall have, as of the Closing Date, been paid in full (other than customary survival of contingent indemnification and expenses reimbursement obligations) and all Liens and guarantees granted by the Borrower or any of its Subsidiaries thereunder or in connection therewith shall have been released.

Section 4.02.        Conditions Precedent to Each Loan.  The obligation of the Lenders to make each Loan is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent (provided, that any condition precedent to drawing of a Loan may be waived by the Required Lenders):

(i)           Notice.  The Administrative Agent shall have received a Loan Request pursuant to Section 2.02.

(ii)         Representations and Warranties.  All representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents on the date of such Loan shall be true and correct in all material respects on and as of the date of such Loan (both before and after giving effect thereto and, in the case of each Loan, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan.

(iii)        No Default.  On the date of such Loan, no Default or Event of Default shall have occurred and be continuing nor shall any such Event of Default or Default, as the case may be, occur by reason of the making of the requested Borrowing and the application of proceeds thereof.

The acceptance by the Borrower of each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied.

Section 4.03.        Conditions Subsequent to Closing.  The Borrower covenants and agrees to provide to the Administrative Agent, by no later than September 30, 2022 or such later date as may be agreed by the Administrative Agent, fully-executed Account Control Agreements (or amendments to existing Account Control Agreements) in respect of any Pledged Bank Accounts (as defined under the Security Agreement, but excluding the Pledged Bank Account with account number 702977554 held with Fidelity Money Market), as reasonably requested by the Administrative Agent.

Section 4.04.        Conditions Subsequent to Amendment No. 2 Effective Date.  The Borrower covenants and agrees to provide to the Administrative Agent, by no later than September 30, 2026 or such later date as may be agreed by the Administrative Agent, fully-executed Account Control Agreements (or amendments to existing Account Control Agreements) in respect of any Pledged Bank Accounts (as defined under the Security Agreement), as reasonably requested by the Administrative Agent.

SECTION 5.

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the principal of or interest on any Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 5.01.        Financial Statements, Reports, etc.  The Borrower shall deliver to the Administrative Agent on behalf of the Lenders:

(i)          Within ninety (90) days after the end of each fiscal year, the Borrower’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (without any qualification or exception as to the scope of such audit and without a “going concern” qualification under GAAP as in effect on the date of this Agreement or, if there is a change in GAAP thereafter, any like qualification or exception under GAAP after giving effect to such change) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if the Borrower shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(ii)         Within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the Borrower’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if the Borrower shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system;

(iii)        Within the time period under Section 5.01(a) above, a certificate of a Responsible Officer of the Borrower certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(iv)        Within the time period under (a) or (b) of this Section 5.01 (as applicable), a certificate of a Responsible Officer demonstrating in reasonable detail compliance with Section 6.08 as of the end of the preceding fiscal quarter;

(v)          Promptly after the occurrence thereof, written notice of the termination of a Plan of the Borrower pursuant to Section 4042 of ERISA to the extent such termination would constitute an Event of Default;

(vi)        So long as any Commitment or Loan is outstanding, promptly after the Chief Financial Officer or the Treasurer of the Borrower becoming aware of the occurrence of an Event of Default that is continuing, an Officer’s Certificate specifying such Event of Default and what action the Borrower and its Subsidiaries are taking or propose to take with respect thereto;

(vii)       Promptly, from time to time, such other information regarding the Collateral and nonconfidential information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor, in each case as the Administrative Agent, at the request of any Lender, may reasonably request; and

(viii)      Prompt written notice of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Syndtrak website on the Internet at http://www.syndtrak.com.  Information required to be delivered pursuant to this Section 5.01 by the Borrower shall be delivered pursuant to Section 10.01 hereto.  Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by the Borrower to the Administrative Agent from time to time.  Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower or a Guarantor as “PUBLIC”, (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on the Borrower’s general commercial website on the Internet, as such website may be specified by the Borrower to the Administrative Agent from time to time.

Section 5.02.        Taxes.  The Borrower shall timely pay, and cause each of its Subsidiaries to pay, all material Taxes, assessments, and governmental levies, other than Taxes, assessments and levies (i) being contested in good faith by appropriate proceedings and (ii) the failure to effect such payment of which are not reasonably be expected to have a Material Adverse Effect on the Borrower.

Section 5.03.        Stay, Extension and Usury Laws.  The Borrower and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Borrower and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.04.        Corporate Existence.  The Borrower shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(1)          its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Borrower or any such Subsidiary; and

(2)          the rights (charter and statutory) and material franchises of the Borrower and its Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Subsidiaries that is not an Immaterial Subsidiary, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.03 hereof.

Section 5.05.        Compliance with Laws.  The Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.06.        Designation of Restricted and Unrestricted Subsidiaries.

(i)           The Board of Directors of the Borrower may designate any Restricted Subsidiary of it (other than any Significant Guarantor) to be an Unrestricted Subsidiary; provided that such designation will be permitted only if no Default or Event of Default would be in existence following such designation.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation.  That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(ii)          The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be permitted only if no Default or Event of Default would be in existence following such designation.

Section 5.07.        Regulatory Cooperation.  In connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Administrative Agent in the Collateral Documents, the Borrower will, and will cause its Restricted Subsidiaries to, reasonably cooperate in good faith with the Administrative Agent or its designee in obtaining all regulatory licenses, consents and other governmental approvals necessary or (in the reasonable opinion of the Administrative Agent or its designee) reasonably advisable to conduct all aviation operations with respect to the Collateral and will, at the reasonable request of the Administrative Agent and in good faith, continue to operate and manage the Collateral and maintain all applicable regulatory licenses with respect to the Collateral until such time as the Administrative Agent or its designee obtain such licenses, consents and approvals, and at such time the Borrower will, and will cause its Restricted Subsidiaries to, cooperate in good faith with the transition of the aviation operations with respect to the Collateral to any new aviation operator (including, without limitation, the Administrative Agent or its designee).

Section 5.08.        Regulatory Matters; Citizenship; Utilization; Collateral Requirements.  Allegiant Air will, and the Borrower shall cause Allegiant Air to:

(i)          maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49;

(ii)          be a United States Citizen;

(iii)        maintain at all times its status at the FAA as an “air carrier” and hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14, C.F.R., as currently in effect or as may be amended or recodified from time to time; and

(iv)        possess and maintain all necessary certificates, exemptions, franchises, licenses, permits, designations, rights, concessions, authorizations, frequencies and consents that are material to the conduct of its business and operations as currently conducted, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09.        Insurance.  The Borrower shall, and shall cause each of its Restricted Subsidiaries to:

(i)          Keep its material insurable properties adequately insured in all material respects at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

(ii)          Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent.

Section 5.10.        Additional Guarantors; Grantors; Collateral.

(i)          If the Borrower or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary after the Closing Date, then the Borrower will promptly cause such Subsidiary to become a party to the Guarantee contained in Section 9 hereof by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B; provided, that any Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor unless and until 30 Business Days after such time as it ceases to be an Immaterial Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Obligations.

(ii)         If the Borrower or any Restricted Subsidiary of the Borrower acquires any property or assets after the Closing Date (other than Excluded Property), the Borrower shall, in each case at its own expense, (A) cause any such Restricted Subsidiary to become a party to the Guarantee contained in Section 9 hereof (to the extent such Restricted Subsidiary is not already a party thereto) and cause any such Grantor to become a party to each applicable Collateral Document and all other agreements, instruments or documents that create or purport to create and perfect a first priority Lien (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties applicable to such property or assets, by executing and delivering to the Administrative Agent an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B and/or joinders to all applicable Collateral Documents or pursuant to new Collateral Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower or applicable Restricted Subsidiary (it being understood, that in the case of such additional Collateral of a type that has not been theretofore included in the Collateral, such additional Collateral may be subject to such additional terms and conditions as may be customarily required by lenders in similar financings of a similar size for similarly situated borrowers secured by the same type of Collateral, as agreed by the Borrower and the Administrative Agent in their reasonable discretion), (B) promptly execute and deliver (or cause such Restricted Subsidiary to execute and deliver) to the Administrative Agent such documents and take such actions to create, grant, establish, preserve and perfect the first priority Liens (subject to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties on such assets of the Borrower or such Restricted Subsidiary, as applicable, to secure the Obligations to the extent required under the applicable Collateral Documents or reasonably requested by the Administrative Agent, and to ensure that such Collateral shall be subject to no other Liens other than Permitted Liens and (C) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent, for the benefit of the Secured Parties, a written opinion of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) to the Borrower or such Restricted Subsidiary, as applicable, with respect to the matters described in clauses (A) and (B) hereof, in each case within twenty (20) Business Days after the addition of such Collateral and in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.11.        Access to Books and Records.

(i)           The Borrower and the Guarantors will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of the Borrower and the Guarantors.

(ii)         The Borrower and the Guarantors will permit, to the extent not prohibited by applicable law or contractual obligations, any representatives designated by the Administrative Agent or any Governmental Authority that is authorized to supervise or regulate the operations of a Lender, as designated by such Lender, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to the Borrower and the Guarantors, to (x) visit and inspect the assets and the properties of the Borrower and the Guarantors, subject to safety and regulatory restrictions, (y) examine its books and records, and (z) discuss its nonconfidential affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (it being understood that a representative of the Borrower will be present) subject to any restrictions in any applicable Collateral Document; provided that if an Event of Default has occurred and is continuing (but not otherwise), the Borrower and the Guarantors shall be responsible for the reasonable costs and expenses of any visits of the Administrative Agent and the Lenders, acting together (but not separately);  provided, further, that with respect to the property of the Borrower and the Guarantors and matters relating thereto, the rights of Administrative Agent and the Lenders under this Section 5.11 shall, subject to the inspection provisions of the applicable Collateral Documents, be limited to the following:  upon the request of the Administrative Agent, the applicable Grantor will permit the Administrative Agent or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to (x) visit during normal business hours its offices, sites and properties and (y) inspect any documents relating to (i) the existence of such property, (ii) the condition of such property, and (iii) the validity, perfection and priority of any Liens on such property, and to discuss such matters with its officers, except to the extent the disclosure of any such document or any such discussion would result in the applicable Grantor’s violation of its contractual or legal obligations.  All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority.

Section 5.12.        Further Assurances.  The Borrower covenants and agrees with each Lender that until the Facility Termination Date the Borrower will, and will cause each Restricted Subsidiary to:

(i)          From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Collateral Documents), as the Administrative Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any of its Restricted Subsidiaries which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, nothing in this Agreement or any other Loan Document shall require the Borrower or any Restricted Subsidiary to make any filings or take any actions to record or to perfect any security interest in (i) (A) any intellectual property other than in the United States Copyright Office or United States Patent and Trademark Office or (B) any non-United States intellectual property or (ii) any property subject to a certificate of title, in each case other than any UCC financing statements.

(ii)         With respect to any assets acquired by the Borrower or any Restricted Subsidiary after the Closing Date of the type constituting Collateral and as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected first priority (subject only to Permitted Liens) security interest, within 30 days following such acquisition (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent such amendments to the applicable Collateral Document as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary and reasonably requested by the Administrative Agent to grant to, or continue on behalf of, the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such assets (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the applicable Collateral Document or as may be reasonably requested by the Administrative Agent.

(iii)        With respect to any wholly owned Restricted Subsidiary (other than a Subsidiary that is a disregarded entity for U.S. federal income tax purposes owned by a regarded non-U.S. entity or that is owned by another disregarded entity or entities that is or are owned by such a regarded non-U.S. entity) created or acquired after the Closing Date, within 30 days following the date of such creation or acquisition (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent such amendments to the applicable Collateral Documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the relevant Secured Parties, a valid, perfected first priority (subject only to Permitted Liens) security interest in the Equity Interests in such new Subsidiary that are owned by the Borrower or any Restricted Subsidiary to the extent the same constitute Collateral under any Collateral Document, (y) deliver to the Administrative Agent the certificates, if any, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the applicable Collateral Document and (B) to take such actions necessary and reasonably requested by the Administrative Agent to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority (subject only to Permitted Liens) security interest in any assets required to be Collateral pursuant to the Collateral Documents with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or as may be reasonably requested by the Administrative Agent, but excluding the endorsement to the Administrative Agent of any certificate of title to any property.

(iv)         If, at any time and from time to time after the Closing Date, any wholly-owned Subsidiary that is not a disregarded entity for U.S. federal income tax purposes owned by a regarded non-U.S. entity ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrower shall cause such subsidiary to become a Restricted Subsidiary if it is not an Unrestricted Subsidiary and take all the actions contemplated by clause (c) above as if such Subsidiary were a newly-formed wholly-owned Subsidiary of the Borrower.

(v)          Neither the Borrower nor any Restricted Subsidiary shall open a deposit account in which more than $250,000 will be on account at any time after the Closing Date unless, prior to the date on which such account is opened, the Borrower or such Restricted Subsidiary, as the case may be, the bank with which such account is to be maintained and the Administrative Agent enter into a deposit account control agreement reasonably satisfactory to the Administrative Agent, pursuant to which the Administrative Agent shall have a perfected, first priority (subject, as to priority, only to Permitted Liens) security interest in such deposit account (and all funds deposited therein or credited thereto), in each case perfected by control.  Except as aforesaid, neither the Borrower nor any Restricted Subsidiary has granted or shall grant control of any deposit account (including any deposit account of the type referenced in the preceding sentence) to any Person other than the Administrative Agent to secure the Obligations.  The Administrative Agent shall not give any instructions directing the disposition of funds from time to time deposited in or credited to any deposit account, or withhold any withdrawal rights from the Borrower or such Restricted Subsidiary, as the case may be, in whose name the deposit account is maintained, unless an Event of Default has occurred and is continuing, or after giving effect to any withdrawal, would occur and subject to any Intercreditor Agreement.

Notwithstanding anything to the contrary in this Section 5.12 (other than Section 5.12(e)) or any other Collateral Document, but subject in all respects to Section 5.12(e), (1) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent and (2) Liens required to be granted pursuant to this Section 5.12 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

Section 5.13.        Ownership of Property.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) use commercially reasonable efforts to maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.

NEGATIVE COVENANTS

From the date hereof and for so long as the principal of or interest on any Loan is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

Section 6.01.        Restricted Payments.

(i)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)          declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of the Borrower, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to the Borrower or a Restricted Subsidiary of the Borrower);

(2)          purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Borrower;

(3)          make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries); or

(4)          make any Restricted Investment (including any Guarantee of any Indebtedness of any Unrestricted Subsidiary of the Borrower),

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

i.             no Default or Event of Default has occurred and is continuing as of such time;

ii.            at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter periods, the Fixed Charge Coverage Ratio of the Borrower would not be less than 2.00:1.00; and

iii.          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since February 5, 2019 and together with Restricted Investments outstanding at the time of giving effect to such Restricted Payment (excluding, in each case, Restricted Payments permitted by clauses (ii) through (xvi) of Section 6.01(b) hereof), is less than the sum, without duplication, of:

(1)         50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from October 1, 2018 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment provided that, solely for purposes of this clause, Consolidated Net Income shall be determined without giving effect to any losses relating to Sunseeker Resorts, Inc. and each of its direct and indirect Subsidiaries; plus

(2)          100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Borrower since February 5, 2019 as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of the Borrower and excluding Excluded Contributions); plus

(3)         100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary of the Borrower from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or a Restricted Subsidiary of the Borrower or convertible or exchangeable debt securities of the Borrower or a Restricted Subsidiary of the Borrower (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since February 5, 2019 for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Borrower); plus

(4)         to the extent that any Restricted Investment that was made after February 5, 2019 is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of the Borrower, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(5)          to the extent that any Unrestricted Subsidiary of the Borrower designated as such after February 5, 2019 is redesignated as a Restricted Subsidiary after February 5, 2019, the greater of (i) the Fair Market Value of the Borrower’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after February 5, 2019; plus

(6)         100% of any dividends received in cash by the Borrower or a Restricted Subsidiary of the Borrower after February 5, 2019 from an Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of the Borrower, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Borrower for such period.

(ii)          The provisions of Section 6.01(a) hereof will not prohibit:

(1)          so long as no Event of Default has occurred and is continuing as of such time, the declaration and payment of any regularly scheduled dividend payable to the holders of the Borrower’s common stock, provided that the aggregate amount of such dividends for any four consecutive fiscal quarters shall not exceed the greater of (A) $100.0 million and (B) 15% of the Borrower’s Consolidated EBITDA for the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Borrower have been or are required to be delivered;

(2)          the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Agreement;

(3)          the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(B) of Section 6.01 hereof and will not be considered to be Excluded Contributions;

(4)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;

(5)          the repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Secured Debt, Pari Passu Debt or Subordinated Debt with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(6)          the repurchase, redemption, acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of the Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $30.0 million in any 12-month period; provided further that the Borrower or any of its Restricted Subsidiaries may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, up to $10.0 million of unutilized capacity under this clause (vi) attributable to the immediately preceding twelve-month period;

(7)          the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Borrower or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance or upon the vesting of such Equity Interests;

(8)          so long as no Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of the Borrower or any preferred stock of any Restricted Subsidiary of the Borrower, in each case either outstanding on the Closing Date or issued on or after the Closing Date in accordance with Section 6.02 hereof and not to exceed the greater of (A) $100,000,000 and (B) 15% of the Borrower’s Consolidated EBITDAR for the preceding four fiscal quarters of the Borrower in the aggregate;

(9)         payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by the Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants, (B) the conversion or exchange of Capital Stock of any such Person, (C) a distribution of split or (D) the conversion or exchange of Indebtedness or hybrid securities into Capital Stock of any such Person;

(10)        the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Disqualified Stock or preferred stock of any Restricted Subsidiary of the Borrower to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(11)        in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of any Junior Secured Debt, Pari Passu Debt and Subordinated Debt, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon; provided that the amount paid in excess of 101% of such principal amount is otherwise permitted under this Section 6.01;

(12)        Restricted Payments made with Excluded Contributions;

(13)        the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(14)        so long as no Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $200,000,000, such aggregate amount to be calculated from and after the Amendment No. 2 Effective Date;

(15)        any Restricted Payment if, after giving pro forma effect thereto and to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio would be no greater than 2.50:1.00;

(16)        the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of the Borrower or any Restricted Subsidiary of the Borrower;

(17)        so long as no Event of Default has occurred and is continuing, Restricted Payments (A) made to purchase or redeem Equity Interests of the Borrower or (B) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise); and

(18)        Restricted Investments in an aggregate amount that does not exceed the greater of (A) $325.0 million and (B) 50% of the Borrower’s Consolidated EBITDAR for the preceding four fiscal quarters of the Borrower.

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary of the Borrower, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued pursuant to this Section 6.01 shall be determined by an Officer of the Borrower and, if greater than $20,000,000, set forth in an Officer’s Certificate delivered to the Administrative Agent.

Section 6.02.        Incurrence of Indebtedness and Issuance of Preferred Stock.

(i)           The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, and the Borrower shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock.

(ii)         The provisions of Section 6.02(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)          the incurrence by the Borrower and the Guarantors of the (A) Loans and Guarantees in the aggregate principal amount available on the Closing Date , (B) the outstanding 7.250% Senior Notes due 2031, (C) the Senior Notes in an aggregate amount not to exceed the amount outstanding on the Amendment No. 2 Effective Date and (D) any Permitted Refinancing Indebtedness that is incurred to renew, refund, refinance, replace, defease, extend or discharge any Indebtedness incurred pursuant to this clause (i);

(2)          the incurrence by the Borrower or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)          the incurrence by the Borrower or any of its Restricted Subsidiaries of Capital Lease Obligations, mortgage financings or purchase money obligations incurred to finance (or to reimburse the Borrower or any of its Restricted Subsidiaries for) all or any part of the purchase price or installation or improvement of any Aircraft Asset used in the business of the Borrower or any of its Restricted Subsidiaries or leased by third parties;

(4)          the incurrence by the Borrower of any Incremental Commitment pursuant to Section 2.22;

(5)          the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate consolidated (i.e. without duplication) principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness incurred pursuant to this clause (b)(ii)(5), not to exceed the sum of

(1)          the greater of (x) $650,000,000 and (y) 100% of Consolidated EBITDAR of the Borrower for the most recent four consecutive fiscal quarters ending prior to the date of such determination (as calculated on a pro forma basis); plus

(2)         any permanent reduction in the Total Commitments (other than with the proceeds of Permitted Refinancing Indebtedness of the Commitments and/or Loans); plus

(3)          an additional amount such that, after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under subclauses (1) and (2) above), and after giving pro forma effect to any acquisition or investment consummated in connection therewith or any other appropriate pro forma adjustments:

in the case of Pari Passu Debt, the First Lien Leverage Ratio would not exceed 3.00:1.00; and

in the case of Indebtedness that is secured by a junior Lien on the Collateral and expressly contractually subordinated to the prior payment in full in cash of all Obligations, the Secured Leverage Ratio would not exceed 4.00:1.00;

(vi)         the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount (or accreted value, as applicable), not to exceed $350,000,000 at any time outstanding

(vii)        the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness that is unsecured (or issue Disqualified Stock or preferred stock), so long as the Fixed Charge Coverage Ratio would be no less than 2.00:1.00 after such additional Indebtedness is incurred;

(viii)       the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, extend, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under this Section 6.02(b);

(ix)         the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and/or any of its Restricted Subsidiaries; provided that any such intercompany Indebtedness owed to a Restricted Subsidiary shall be subordinated to the Obligations;

(x)          the issuance by any Restricted Subsidiaries of the Borrower to the Borrower or to any of its Restricted Subsidiaries of shares of preferred stock;

(xi)         the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(xii)        the Guarantee (including by way of co-obligation or assumption) by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.02; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loan, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed or assumed;

(xiii)       the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or reimbursement obligations in respect of workers’ compensation claims, self-insurance obligations (including reinsurance), bankers’ acceptances, performance bonds and surety bonds in the ordinary course of business (including without limitation in respect of customs obligations, landing fees, taxes, airport charges, overfly rights and any other obligations to airport and governmental authorities);

(xiv)       the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(xv)        the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (A) constituting credit support or financing from aircraft or engine manufacturers or their affiliates or (B) incurred to finance or refinance Aircraft Assets (including, without limitation, to reimburse the Borrower or any of its Restricted Subsidiaries for the acquisition cost of any of the foregoing, to finance any pre-delivery, progress or similar payment or pursuant to a sale and lease-back) (whether in advance of or at any time following any acquisition of items being financed, and whether such indebtedness is unsecured in whole or in part or is secured by such items or by other Excluded Property or by any combination); provided that the principal amount of such Indebtedness incurred in reliance on subsection (B) of this clause (xv), at the time of incurrence of such Indebtedness, may exceed the aggregate incurred and anticipated costs to finance acquisition of the item or items being financed by such Indebtedness (calculated at the time of incurrence of such Indebtedness and determined in good faith by an officer of the Borrower or Restricted Subsidiary, as applicable, (including reasonable estimates of anticipated costs) and calculated to include, without limitation, purchase price, fees, expenses, repayment of any pre-delivery financing and related interest expense (whether or not capitalized) and premium (if any), delivery and late charges and other costs associated with such acquisition (as so calculated, for purposes of this proviso, the “financing costs”)) but, if such principal amount exceeds such financing costs, it may not exceed the aggregate Fair Market Value of the item or items securing such Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the Borrower or such Restricted Subsidiary) the Fair Market Value projected for the time of incurrence of such Indebtedness) or (C) constituting letters of credit in lieu of security deposits and maintenance reserves in connection with any Indebtedness or operating lease associated with an Aircraft Asset;

(xvi)       the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock (including Acquired Debt) (A) as part of, or to finance, the acquisition (including by way of merger) of any Permitted Business, (B) incurred in connection with, or as a result of, the merger, consolidation or amalgamation of any Person (including the Borrower or any of its Restricted Subsidiaries) that owns a Permitted Business with or into the Borrower or any of its Restricted Subsidiaries, or into which the Borrower or any of its Restricted Subsidiaries is merged, consolidated or amalgamated, or (C) that is an outstanding obligation or commitment to enter into an obligation of a Person that owns a Permitted Business at the time that such Person is acquired by the Borrower or any of its Restricted Subsidiaries and becomes a Restricted Subsidiary of the Borrower; provided that, in each case, after giving pro forma effect to such acquisition, merger, consolidation or amalgamation, either (x) the Borrower would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.02(b)(vii) or (y) the Fixed Charge Coverage Ratio would be no less than the Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock;

(xvii)      Indebtedness issued to current or former directors, consultants, managers, officers and employees and their spouses or estates (a) to purchase or redeem Capital Stock of the Borrower issued to such director, consultant, manager, officer or employee in an aggregate principal amount not to exceed $5,000,000 in any twelve-month period or (b) pursuant to any deferred compensation plan approved by the Board of Directors of the Borrower;

(xviii)     reimbursement obligations in respect of standby or documentary letters of credit or banker’s acceptances;

(xix)       surety and appeal bonds that do not secure judgments that constitute an Event of Default;

(xx)        Indebtedness of the Borrower or any of its Restricted Subsidiaries to credit card, travel charge or clearing house processors in connection with credit card processing, travel charge or clearing house services incurred in the ordinary course of business, whether in the form of hold-backs or otherwise;

(xxi)       the incurrence of Indebtedness of the Borrower or any of its Restricted Subsidiaries owed to one or more Persons in connection with the financing of insurance premiums in the ordinary course of business;

(xxii)      credit card purchases of fuel;

(xxiii)     Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary; provided that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower or any of its Restricted Subsidiaries in connection with such disposition;

(xxiv)    Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of take-or-pay or like obligations contained in supply, maintenance, repair, power-by-the-hour, overhaul or like agreements entered into in the ordinary course of business;

(xxv)     the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Borrower or to any other Restricted Subsidiary of the Borrower or their assets (other than such Receivables Subsidiary and its assets and, as to the Borrower or any other Restricted Subsidiary of the Borrower, other than Standard Securitization Undertakings) and is not guaranteed by any such Person; and

(xxvi)    the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of or in connection with tax-exempt or tax-advantaged municipal bond and similar financings related to Aircraft Related Facilities.

Section 6.03.        Fundamental Changes.

(i)           Neither the Borrower nor any Restricted Subsidiary (whichever is applicable, the “Subject Company”) shall directly or indirectly:  (i) consolidate or merge with or into another Person (whether or not such Subject Company is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

i.             either:

(A)         the Subject Company is the surviving corporation; or

(B)         the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Loans is a corporation organized or existing under any such laws;

(2)          the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is the Borrower) or pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3)          immediately after such transaction, no Event of Default exists; and

(4)          the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(ii)          Section 6.03(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Borrower and/or the Guarantors.

(iii)         Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.03(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.03(a) hereof.

Section 6.04.        Dispositions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Disposition other than any Permitted Disposition, provided that the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, dispose of any part of or all of the Borrower and its Affiliates’ Loyalty Programs or their respective Brand IP (including by way of spin-off or Investment in an entity that is not a Guarantor), other than to the Borrower or a Guarantor.

Section 6.05.        Transactions with Affiliates.

(i)           The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)          the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary (taking into account all effects the Borrower or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(2)          The Borrower delivers to the Administrative Agent:

(1)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) of this Section 6.05(a); and

(2)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(ii)          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a) hereof:

i.             any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

ii.            transactions between or among the Borrower and/or its Restricted Subsidiaries (including without limitation in connection with any full or partial “spin-off” or similar transactions);

iii.           transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

iv.           payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries;

v.            any issuance of Qualifying Equity Interests to Affiliates of the Borrower or any increase in the liquidation preference of preferred stock of the Borrower;

vi.           transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the ordinary course of business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the ordinary course of business;

vii.          loans or advances to employees, directors and contractors in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

viii.         transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date);

ix.           transactions between or among the Borrower and/or its Subsidiaries;

x.            any purchase by the Borrower’s Affiliates of Indebtedness of the Borrower or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of the Borrower;

xi.           transactions between the Borrower or any of its Restricted Subsidiaries and any employee labor union or other employee group of the Borrower or such Restricted Subsidiary provided such transactions are not otherwise prohibited by this Agreement; and

xii.          transactions with captive insurance companies of the Borrower or any of its Restricted Subsidiaries.

Section 6.06.        Liens.  The Borrower will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Section 6.07.        Business Activities.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

Section 6.08.        Consolidated Total Leverage Ratio; Liquidity.

(i)           If an amount equal to 35% of the Commitments or more has been funded in Loans and is outstanding, the Borrower will not permit the Consolidated Total Leverage Ratio at the close of business on the last day of each March, June, September and December to exceed (x) for each quarter from the Closing Date through and including March 31, 2023, 5.50:1.00 and (y) for each quarter thereafter, 5.00:1.00.

(ii)          The Borrower will not permit the aggregate amount of Liquidity at the close of business on the last day of each March, June, September and December to be less than $300,000,000.

Section 6.09.        Use of Proceeds.  The Borrower will not use, and will not permit any of its Subsidiaries to use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Borrowing (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower or any of its Subsidiaries.

SECTION 7.

EVENTS OF DEFAULT

Section 7.01.        Events of Default.  In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(i)           any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made, and such representation or warranty, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) a Responsible Officer of the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(ii)          default shall be made in the payment of (i) any principal of the Loans when due; or (ii) any interest on the Loans or any Fees and such default shall continue unremedied for more than five (5) Business Days; or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than ten (10) Business Days after receipt of written notice by the Borrower from the Administrative Agent of the default in making such payment when due; or

(iii)        default shall be made by the Borrower in the due observance of any covenant in Section 5.01(e), Section 5.01(f), Section 5.04 or Section 6; or

(iv)        default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than thirty (30) days after the earlier of (y) receipt of written notice by the Borrower from the Administrative Agent of such default and (z) the day on which the Borrower or any Guarantor obtains actual knowledge of such default; or

(v)          (A) any material provision of any Loan Document to which the Borrower or a Guarantor is a party ceases to be a valid and binding obligation of the Borrower or Guarantor for a period of fifteen (15) consecutive days after the Borrower receives written notice thereof from the Administrative Agent, or (B) the Lien on any material portion of the Collateral intended to be created by the Loan Documents shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby (subject to Permitted Liens and except as permitted by the terms of this Agreement or the Collateral Documents or other than as a result of the action, delay or inaction of the Administrative Agent) for a period of fifteen (15) consecutive days after the Borrower receives written notice thereof from the Administrative Agent; or

(vi)         the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(a)          commences a voluntary case,

(b)          consents to the entry of an order for relief against it in an involuntary case,

(c)          consents to the appointment of a custodian of it or for all or substantially all of its property,

(d)          makes a general assignment for the benefit of its creditors, or

(e)          admits in writing its inability generally to pay its debts; or

(vii)       a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)          is for relief against the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b)          appoints a custodian of the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Borrower, any Significant Subsidiary or such group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary; or

(c)          orders the liquidation of the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of the Borrower that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(viii)      failure by the Borrower or any Restricted Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $100,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) days; or

(ix)         (1) the Borrower or any Restricted Subsidiary shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders shall have caused such Material Indebtedness to become due prior to its scheduled final maturity date or (2) the Borrower or any Restricted Subsidiary shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of the Borrower or a Restricted Subsidiary, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder, in an aggregate principal amount at any single time unpaid exceeding $100,000,000; or

(x)          a termination of a Plan of the Borrower pursuant to Section 4042 of ERISA that would reasonably be expected to result in a Material Adverse Effect; or

(xi)         a Change of Control has occurred;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times:

(1)          terminate forthwith the Commitments;

(2)          declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of such Loans and other Obligations (other than Designated Hedging Obligations) together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(3)          set-off amounts in any accounts (other than accounts held in trust for an identified beneficiary) maintained with the Administrative Agent (or any of its affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and

(4)          exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders.

In case of any event with respect to the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary described in clause (f) or (g) of this Section 7.01, the actions and events described in clauses (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.15(b).

SECTION 8.

THE AGENTS

Section 8.01.        Administration by Agents.

(i)          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(ii)          Each of the Lenders hereby authorizes the Administrative Agent, in its sole discretion:

(1)          in connection with the sale or other disposition of any asset that is part of the Collateral of the Borrower or any other Grantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Administrative Agent, for the benefit of the Secured Parties, on such asset;

(2)          to determine that the cost to the Borrower or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Administrative Agent, for the benefit of the Secured Parties;

(3)          to enter into the other Loan Documents on terms acceptable to the Administrative Agent and to perform its respective obligations thereunder;

(4)          to execute any documents or instruments necessary to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;

(5)          to enter into any intercreditor and/or subordination agreements in accordance with Sections 6.06 and 10.17 on terms reasonably acceptable to the Administrative Agent, and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and

(6)          to enter into any other agreements reasonably satisfactory to the Administrative Agent granting Liens to the Administrative Agent, for the benefit of the Secured Parties, on any assets of the Borrower or any other Grantor to secure the Obligations.

Section 8.02.        Rights of Administrative Agent.  Any institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent, and such bank and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of the Borrower as if it were not an Administrative Agent hereunder.

Section 8.03.        Liability of Agents.

(i)           The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08), (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Borrower’s Subsidiaries that is communicated to or obtained by the institution serving as an Administrative Agent or any of its Affiliates in any capacity and (iv) the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08) or in the absence of its own gross negligence, bad faith or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(ii)         The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(iii)        The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

(iv)        Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page hereof shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

Section 8.04.        Reimbursement and Indemnification.  Each Lender agrees (a) to reimburse on demand the Administrative Agent for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from its gross negligence or willful misconduct).

Section 8.05.        Successor Agents.  Subject to the appointment and acceptance of a successor agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation by the Administrative Agent, the Required Lenders shall have the right, with the consent (provided no Event of Default or Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the consent (provided no Event of Default or Default has occurred or is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder, the provisions of this Section 8 and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Administrative Agent.

Section 8.06.        Independent Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.07.        Advances and Payments.

(i)          On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Commitment hereunder.  Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(ii)         Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.16(b), 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.15(b).  All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

Section 8.08.        Sharing of Setoffs.  Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest).  The Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent permitted by law, that any Lender holding (or deemed to be holding) a participation in a Loan acquired pursuant to this Section or any of its banking Affiliates may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.  The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by the Borrower or a Guarantor pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 8.09.        Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

Section 8.10.        Appointment by Secured Parties.  Each Secured Party that is not a party to this Agreement shall be deemed to have appointed the Administrative Agent as its agent under the Loan Documents in accordance with the terms of this Section 8 and to have acknowledged that the provisions of this Section 8 apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

Section 8.11.        Erroneous Payments.

(i)           Each Lender (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Recipient (whether or not known to such Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Recipient under this Section shall be conclusive, absent manifest error.

(ii)          Without limitation of clause (a) above, each Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(iii)        Any Payment required to be returned by a Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(iv)         The Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Guarantor except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Guarantor.

(v)          Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 9.

GUARANTY

Section 9.01.        Guaranty.

(i)           Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations”).  Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations.  The Obligations of the Guarantors shall be joint and several.  Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.

(ii)          To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment.  The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of the Administrative Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Collateral or any other Guarantor.

(iii)         To the extent permitted by applicable law, each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Administrative Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Administrative Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

(iv)         To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

(v)          To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)).  Neither the Administrative Agent nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(vi)        Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

Section 9.02.        No Impairment of Guaranty.  To the extent permitted by applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation or impairment for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, other than pursuant to a written agreement in compliance with Section 10.08 and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations.  To the extent permitted by applicable law, without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision hereof or thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law.

Section 9.03.        Continuation and Reinstatement, etc.  Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Lender or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.

Section 9.04.        Subrogation.  Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post filing interest is allowed in such proceeding).  If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

Section 9.05.        Discharge of Guaranty.

(i)           In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Allegiant Air), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than Allegiant Air), in each case to a Person that is not (either before or after giving effect to such transactions) the Borrower or a Restricted Subsidiary of the Borrower or the merger or consolidation of a Guarantor with or into the Borrower or another Guarantor, in each case, in a transaction permitted under this Agreement, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.

(ii)          Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.  In addition, upon the request of the Borrower, the guarantee of any Guarantor that is an Immaterial Subsidiary shall be promptly released; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower shall have delivered a certificate of a Responsible Officer certifying that such Subsidiary is an Immaterial Subsidiary; provided further that a Subsidiary that is considered not to be an Immaterial Subsidiary solely pursuant to clause (1) of the proviso of the definition thereof shall, solely for purposes of this clause (b), be considered an Immaterial Subsidiary so long as any applicable guarantee, pledge or other obligation of such Subsidiary with respect to any Junior Secured Debt shall be irrevocably released and discharged substantially simultaneously with the release of such guarantee hereunder.

(iii)         The Administrative Agent shall use commercially reasonable efforts to execute and deliver, at the Borrower’s expense, such documents as the Borrower or any such Guarantor may reasonably request to evidence the release of the guarantee of such Guarantor provided herein.

SECTION 10.

MISCELLANEOUS

Section 10.01.      Notices.

(i)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing, and shall be delivered by email, by hand or overnight courier service or mailed by certified or registered mail, as follows:

(1)          if to the Borrower or any Guarantor, to it at Allegiant Travel Company, 1201 North Town Center, Las Vegas, Nevada 89144, Telephone No.:  (702) 851-7300; in each case Attention:  Gregory Anderson; with a copy to:  Ellis Funk, P.C., 5555 Glenridge Connector, Suite 675, Atlanta, Georgia 30342, Attention:  Rob Goldberg, Telephone:  (404) 233‑2800;

(2)          if to Barclays as Administrative Agent, to it at Barclays Bank PLC, 745 7th Avenue, New York, NY 10019, email: brian.chu@barclays.com; Attention:  Brian Chu; and

(3)          if to any other Lender, to it at its address (or telecopy number) set forth in

(4)         ANNEX A hereto or, if subsequently delivered, an Assignment and Acceptance.

(ii)          Notices and other communications to the Lenders hereunder (collectively, the “Borrower Materials”) may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities; provided, further, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. Federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 10.03); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.04(b) or Section 2.11(a).  For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries.

(iii)        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.02.      Successors and Assigns.

(i)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), provided that the foregoing shall not restrict any transaction permitted by Section 6.03, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii)          (1)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee;

Assignments shall be subject to the following additional conditions:

(a)          any assignment of any Loans shall be made to an Eligible Assignee;

(b)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $1,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent (with failure by the Borrower to respond within five (5) Business Days to a consent request shall be deemed to be a consent of the Borrower); provided that no consent of the Borrower shall be required with respect to such assignment if an Event of Default has occurred and is continuing; provided, further, that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(c)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(d)          the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent; and

(e)          the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require.

(2)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14 and 10.04).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.

(3)          The Administrative Agent, acting solely for such purpose as a non-fiduciary agent of the Borrower, shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Guarantors, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(4)          Notwithstanding anything to the contrary contained herein, no assignment may be made hereunder to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(iii)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.03(b), 8.04 or 10.04(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(iv)         (1)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant.  Subject to Section 10.02(d)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower, a Guarantor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(2)          A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.16(a).  The Lender selling the participation to such Participant shall be subject to the terms of Section 2.16(b) if such Participant requests compensation or additional amounts pursuant to Section 2.12 or 2.14.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.14(f), 2.14(g) and 2.14(h) as though it were a Lender.

(v)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(vi)         Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrower by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

Section 10.03.      Confidentiality.  Each Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential, in accordance with its customary procedures, from anyone other than persons employed or retained by such Lender or its Affiliates who are or are expected to become engaged in evaluating, approving, structuring, insuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any of its Affiliates and their respective agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or to any other Lender, (b) to the extent required by Law or regulations or upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which the Administrative Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, (g) to such Lender’s legal counsel and independent auditors, (h) on a confidential basis to (I) any rating agency in connection with rating the Borrower and its Subsidiaries or the Loans or (II) any direct or indirect provider of credit protection to such Lender or its Affiliates (or its brokers), (i) with the consent of the Borrower, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is received by such Lender from a third party that is not, to such Lender’s knowledge, subject to confidentiality obligations to the Borrower, (l) to the extent that such information is independently developed by such Lender and (m) to any other party hereto.  If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b) or (e) of this Section, such Lender will, to the extent permitted by law, provide the Borrower or Guarantor with prompt notice, to the extent reasonable, so that the Borrower or Guarantor may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.

Section 10.04.      Expenses; Indemnity; Damage Waiver.

(i)           (1) The Borrower agrees to pay or reimburse (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of counsel (but limited to one primary counsel for the Administrative Agent and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)) and (ii) all out-of-pocket costs and expenses incurred by the Administrative Agent and each Lender following and during the continuance of any Event of Default in connection with the enforcement or protection of any rights and remedies under this Agreement and the other Loan Documents, including all such costs and expenses incurred during any legal proceeding, including any proceeding under applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, and including in connection with any workout, restructuring or negotiations in respect of the Loans and the Loan Documents, including the reasonable fees, charges and disbursements of counsel (but limited to one counsel for the Administrative Agent and the Lenders taken as a whole and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)).

(2)          All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(ii)          The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements and out-of-pocket fees and expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with or by reason of (i) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation or proceeding): (x) the execution, delivery, enforcement, performance or administration of any Loan Document or any other document delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (y) any Commitment, any Loan or the use or proposed use thereof or of the proceeds thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, fees and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (ii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries or any other location, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of such Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its affiliates, its creditors or any other Person.  Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(iii)        To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the Administrative Agent such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(iv)        To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

Section 10.05.      Governing Law; Jurisdiction; Consent to Service of Process.

(i)           This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(ii)         Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(iii)        Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iv)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01 (but only if sent by hand or courier).  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.06.      No Waiver.  No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.07.      Extension of Maturity.  Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.08.      Amendments, etc.

(i)           No modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than the Account Control Agreements), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:

(1)          each Lender directly and adversely affected thereby (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce the principal amount of any Loan, the rate of interest payable thereon or any Fees (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.07), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder or (C) amend, modify or waive any provision of Section 2.15(b);

(2)          all of the Lenders (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) amend this Section 10.08 that has the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent or modify the percentage of the Lenders required in the definition of Required Lenders, (C) release all or substantially all of the Liens granted to the Administrative Agent hereunder or under any other Loan Document, or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05 or upon discharge in full of all Obligations) or (D) amend or modify Section 2.15;

(3)          all Lenders, change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder;

(4)          each Lender that is being allocated a lesser repayment or prepayment as a result thereof (relating to the amount of repayment or prepayment being allocated to another Class) or that is otherwise adversely affected by such modification or amendment, change the application of prepayments as among or between Classes or Lenders under Section 2.10 (it being understood that if additional Classes of Loans or additional Loans under this Agreement consented to by the Required Lenders or additional Loans pursuant to Section 2.22 are made, such new Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10);

(5)          all Lenders, reduce the percentage specified in the definition of “Required Lenders”; and

(6)          each Lender release any Borrower or Guarantor from its Guaranteed Obligations or release any material portion of the Collateral, in each case, other than in connection with a Disposition permitted hereunder; and provided that no such modification or agreement shall amend, modify or otherwise affect the rights or duties of any Secured Party hereunder without the prior written consent of such Secured Party.

provided further, that, no such modification, amendment or waiver shall subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien (including without limitation any Indebtedness or Lien issued under this Agreement or any other agreement), as the case may be, without the written consent of the Lenders holding at least 66 2/3% of the outstanding Obligations and unfunded Commitments.

(ii)         No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent hereunder without its prior written consent.

(iii)        No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances.  Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender.  No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

(iv)         Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby and, in each case, such modification or amendment is agreed to by the Required Lenders, then the Borrower may replace any non-consenting Lender in accordance with an assignment pursuant to Section 10.02 (and such non-consenting Lender shall reasonably cooperate in effecting such assignment); provided that (x) such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)) and (y) such non-consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, accrued interest thereon, accrued Fees and all other amounts due and payable to it under this Agreement from the applicable assignee or the Borrower; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders), (iii) notwithstanding anything to the contrary herein, any modifications or amendments under any Extension Amendment entered in accordance with Section 2.23 may be made without the consent of the Required Lenders and (iii) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.

(v)          In addition, notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (whether pursuant to Section 2.22 or otherwise) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(vi)         In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Extension pursuant to Section 2.23, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non-Extending Lender on the applicable Maturity Date applicable to the Loans of such Non-Extending Lenders without the prior written consent of any affected Non-Extending Lenders.

(vii)        It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Maturity Date or the maturity date of any tranche of Commitments, in each case, made in accordance with Section 2.23.

Section 10.09.      Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.10.     Headings.  Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11.      Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.  The provisions of Sections 2.12, 2.13, 2.14, Section 8, Section 10.03 and 10.04 and shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, or the termination of this Agreement or any provision hereof.

Section 10.12.     Execution in Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.13.      USA Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

Section 10.14.      New Value.  It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Loan, shall be made as a contemporaneous exchange for new value given by the Lenders to the Borrower.

Section 10.15.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.15.

Section 10.16.      No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand.  The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the Guarantors, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.17.      Intercreditor Agreements.  Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent shall enter into (or shall have entered into) any intercreditor agreement pursuant to and as permitted by the terms of this Agreement (any such intercreditor agreement an “Intercreditor Agreement”) and such Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Loan Document shall be subject to the terms and conditions of such Intercreditor Agreement.  In the event of any conflict between the terms of this Agreement, any other Loan Document and such Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to the Administrative Agent hereunder or under any other Loan Document shall be exercised by the Administrative Agent, and no direction shall be given by the Administrative Agent, in contravention of such Intercreditor Agreement.

Section 10.18.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii)          the effects of any Bail-in Action on any such liability, including, if applicable:

(1)          a reduction in full or in part or cancellation of any such liability;

(2)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected  Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.19.      Certain ERISA Matters.

(i)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that at least one of the following is and will be true:

(1)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(2)          the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(3)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(4)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(ii)          In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any of its Subsidiaries, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

ALLEGIANT TRAVEL COMPANY, as the Borrower

By:
Name: Robert J. Neal
Title: President & Chief Financial Officer

ALLEGIANT AIR, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President & Chief Financial Officer

ALLEGIANT VACATIONS, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: Executive Vice President and Chief Financial Officer

G4 PROPERTIES, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President & Chief Financial Officer

G4 WORKS, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President & Chief Financial Officer

AFH, INC., as a Guarantor

By:
Name: Robert J. Neal
Title: Chief Financial Officer

SUNRISE ASSET MANAGEMENT, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President & Chief Financial Officer

SUN COUNTRY AIRLINES HOLDINGS, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President

SUN COUNTRY, INC., as a Guarantor

By:
Name: Robert J. Neal
Title: Chief Executive Officer

SCA ACQUISITION INTERMEDIATE, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President

SCA ACQUISITION, LLC, as a Guarantor

By:
Name: Robert J. Neal
Title: President

BARCLAYS BANK PLC, as Administrative Agent and a Lender

By:
Name:
Title:

ANNEX A
to Credit and Guaranty Agreement

LENDERS AND COMMITMENTS

A.          Commitments

Lender	Commitment
Barclays Bank PLC	$100,000,000
Deutsche Bank AG New York Branch	$50,000,000

TOTAL:	$150,000,000

B.          Lender Notices

Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019

EXHIBIT A
to Credit and Guaranty Agreement

GUARANTORS

Allegiant Air, LLC
Allegiant Vacations, LLC
G4 Properties, LLC
G4 Works, LLC
AFH, Inc.
Sunrise Asset Management, LLC
Sun Country Airlines Holdings, LLC
Sun Country, Inc.
SCA Acquisition Intermediate, LLC
SCA Acquisition, LLC